EXHIBIT 2.1

STOCK PURCHASE AGREEMENT
dated as of
June 25, 2017
by and among
SONOCO FLEXIBLE PACKAGING CO., INC.,
as Acquiror,

CLEAR LAM PACKAGING, INC.,
as the Company,

THE HOLDERS NAMED HEREIN,
as the Holders,
SANFILIPPO CAPITAL, INC.,
as the Seller,
and
SONOCO PRODUCTS COMPANY,
as the Parent Guarantor

TABLE OF CONTENTS
Page

ARTICLE I. CERTAIN DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	13
1.3	Knowledge	14

ARTICLE II. PURCHASE AND SALE OF SHARES; CLOSING		14
2.1	Transaction	14
2.2	Closing Transactions	14

ARTICLE III. EFFECTS OF THE SALE ON THE SUBJECT SHARES		15
3.1	Purchase Price	15
3.2	Estimated Closing Statement	15
3.3	Adjustment Amount	15
3.4	Outstanding Company Expenses	18
3.5	Repayment of Funded Debt	19
3.6	Withholding	19
3.7	RWI Policy	19
3.8	Specified Customer Excess Amount	20

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		20
4.1	Organization	20
4.2	Subsidiaries	21
4.3	Due Authorization	21
4.4	No Conflict	22
4.5	Governmental Authorities; Consents	22
4.6	Capitalization	22
4.7	Financial Statements	23
4.8	Undisclosed Liabilities	24
4.9	Litigation and Proceedings	24
4.10	Compliance with Laws	24
4.11	Contracts; No Defaults	24
4.12	Company Benefit Plans	27
4.13	Employee and Labor Matters	28

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4.14	Taxes	29
4.15	Brokers' Fees	32
4.16	Insurance	32
4.17	Real Property; Assets	32
4.18	Environmental Matters	33
4.19	Absence of Changes	34
4.20	Affiliate Agreements	34
4.21	Intellectual Property	35
4.22	Permits	36
4.23	Customers and Vendors	36
4.24	Title to Assets; Condition and Sufficiency of Assets	36
4.25	Inventory	37
4.26	Accounts Receivable	37
4.27	Books and Records	37
4.28	Prohibited Payments	38
4.29	No Other Representations	38

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR		38
5.1	Organization	38
5.2	Due Authorization	38
5.3	No Conflicts	39
5.4	Litigation and Proceedings	39
5.5	Governmental Authorities; Consents	39
5.6	Financial Ability	39
5.7	Brokers' Fees	39
5.8	Solvency	40

ARTICLE VI. COVENANTS OF THE COMPANY, THE SELLER OR THE HOLDERS		40
6.1	Conduct of Business	40
6.2	Inspection	42
6.3	HSR Act and Regulatory Approvals	42
6.4	Termination of Certain Agreements	43
6.5	Company Real Property Certificate	43
6.6	Contribution and Distribution	43
6.7	Assistance with Blown Film Exclusion Line	43

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ARTICLE VII. CONVENANTS OF ACQUIROR		43
7.1	HSR Act and Regulatory Approvals	43
7.2	Indemnification and Insurance	45
7.3	Post-Closing Access; Preservation of Records	46
7.4	Remaining Customer Receivable Account	46

ARTICLE VIII. JOINT COVENANTS		47
8.1	Support of Transaction	47
8.2	Escrow Agreement	47
8.3	Tax Matters	47

ARTICLE IX. CONDITIONS TO OBLIGATIONS		52
9.1	Conditions to Obligations of Acquiror, the Company, the Seller and the Holders	52
9.2	Conditions to Obligations of Acquiror	52
9.3	Conditions to the Obligations of the Company, the Seller and the Holders	53
9.4	Satisfaction of Conditions	53

ARTICLE X. TERMINATION/EFFECTIVENESS		54
10.1	Termination	54
102	Effect of Termination	55

ARTICLE XI. INDEMNIFICATION		55
11.1	Survival of Representations, Warranties and Covenants	55
11.2	Indemnification	55
11.3	Indemnification Claim Procedures	56
11.4	Limitations on Indemnification Liability	57
11.5	Mitigation of Damages	59
11.6	Indemnification Sole and Exclusive Remedy	59
11.7	Release of Escrow	60

ARTICLE XII. MISCELLANEOUS		60
12.1	Waiver	60
12.2	Notices	61
12.3	Assignment	62
12.4	Rights of Third Parties	62
12.5	Expenses	63

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12.6	Governing Law	63
12.7	Captions; Counterparts	63
12.8	Schedules and Annexes	63
12.9	Entire Agreement	63
12.10	Amendments	64
12.11	Publicity	64
12.12	Severability	64
12.13	Jurisdiction; WAIVER OF TRIAL BY JURY	64
12.14	Enforcement	65
12.15	Non-Recourse	65
12.16	Acknowledgement and Waiver	66
12.17	Parent Guarantee	67

Annexes
Annex A    Form of Escrow Agreement
Annex B    Amended and Restated Operating Agreement of PrimaPak LLC
Annex C    IP License Agreement
Annex D    Form of Non-Competition and Non-Solicitation Agreement

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 25, 2017, is entered into by and among Sonoco Flexible Packaging Co., Inc., a South Carolina corporation (“Acquiror”), Clear Lam Packaging, Inc., an Illinois corporation (the “Company”), each of the Persons listed on the signature page hereto as a “Holder” (each, a “Holder” and collectively, the “Holders”), Sanfilippo Capital, Inc., an Illinois corporation (the “Seller”), and Sonoco Products Company, a South Carolina corporation (“Parent Guarantor”). Acquiror, the Company, the Holders, and the Seller are referred to herein, collectively, as the “Parties” and, individually, each a “Party.”
RECITALS
WHEREAS, on June 22, 2017, the Holders contributed the Shares to the Seller and the Seller made an election to treat the Company as a “qualified subchapter S subsidiary” effective as of the date of the contribution (the “F Reorganization”);
WHEREAS, the Holders directly own all of the issued and outstanding common stock of the Seller and are executing this Agreement to, among other things reflect their approval of the sale of the Company to the Acquiror on the terms and subject to the conditions specified herein;
WHEREAS, the Seller directly owns all of the issued and outstanding Common Stock of the Company;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Acquiror desires to purchase from the Seller, and the Seller desires to sell to Acquiror, all of the issued and outstanding Common Stock of the Company (the “Subject Shares”); and
WHEREAS, simultaneously with the execution and delivery hereof, with the consent of the Acquiror, each of the Designated Individuals has executed and delivered an Employment Agreement with the Company .
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, the Company, the Holders, and the Seller agree to the terms and conditions set forth below.
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Additional Purchase Price” has the meaning specified in Section 8.3(j).
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Cure Period” has the meaning specified in Section 10.1(c).

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“Acquiror Indemnified Parties” has the meaning specified in Section 11.2(a).
“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, in each case that is by or before any Governmental Authority.
“Adjustment Amount” means the amount (which may be positive or negative) equal to the sum of (i) the Closing Date Net Working Capital (as finally determined in accordance with Section 3.3(a) and Section 3.3(b)) minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Funded Debt Amount minus the Closing Date Funded Debt Amount (as finally determined in accordance with Section 3.3(a) and Section 3.3(b)), plus (iii) the Closing Date Cash Amount (as finally determined in accordance with Section 3.3(a) and Section 3.3(b)) minus the Estimated Closing Date Cash Amount, plus (iv) the Estimated Closing Date Outstanding Company Expenses minus the Closing Date Outstanding Company Expenses (as finally determined in accordance with Section 3.3(a) and Section 3.3(b)).
“Adjustment Escrow Account” means one or more accounts maintained by the Escrow Agent in which the Adjustment Escrow Amount is deposited in accordance with the Escrow Agreement.
“Adjustment Escrow Amount” means an amount equal to $1,600,000.
“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned; provided, however, that the Adjustment Escrow Funds shall not include the Indemnification Escrow Funds or the Specified Customer Escrow Funds.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Affiliate Agreement” has the meaning specified in Section 4.20.
“Agreement” has the meaning specified in the Preamble hereto.
“Anti-Corruption Laws” has the meaning specified in Section 4.27.
“Audited Financial Statements” has the meaning specified in Section 4.7.
“Basket Amount” has the meaning specified in Section 11.4(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Capitalized Leases” has the meaning given to such term in the definition of Funded Debt.

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“Cash and Cash Equivalents” means, of any Person as of any date, the cash and cash equivalents and marketable securities, both to the extent convertible to cash within thirty (30) days, held by such Person, plus deposits in transit, and less Mailed Checks and excluding cash or cash equivalents not freely usable because they are subject to restrictions, limitations or taxes on use or distribution by Law, contract or otherwise, including restrictions on dividends and repatriation or any other form of restriction, in each case, as determined in accordance with GAAP applied consistently with the Audited Financial Statements for the year ended December 31, 2016.
“Change in Control Payments” means any amounts payable (whether now or in the future) to any director, employee or officer of the Company or any of the Company Subsidiaries solely as a result of the Transaction or any of the transactions contemplated by this Agreement, including any change in control or similar payments including the employer portion of any Taxes on such payments. Any severance obligations to any director, employee or officer shall only be included as Change in Control Payments to the extent described as “Severance Pay” agreed to be paid by the Company pursuant to one or more Severance Agreements and General Releases executed and delivered by the Company prior to the Closing and the employer portion of Taxes thereon.
“CL China” means Clear Lam Flexible Films (Nanjing) Co., Ltd.
“Closing” has the meaning specified in Section 2.2(a).
“Closing Date” has the meaning specified in Section 2.2(a).
“Closing Date Cash Amount” means the amount of any Cash and Cash Equivalents of the Company and the Company Subsidiaries, calculated as of 11:59 p.m. Illinois time on the day immediately preceding the Closing Date.
“Closing Date Funded Debt Amount” means all amounts owing with respect to any Funded Debt of the Company and the Company Subsidiaries, calculated as of 11:59 p.m. Illinois time on the day immediately preceding the Closing Date.
“Closing Date Net Working Capital” means the amount of Net Working Capital, calculated as of 11:59 p.m. Illinois time on the day immediately preceding the Closing Date. The Specified Customer Inventory Amount included in the calculation of Closing Date Net Working Capital shall be $300,000 (the amount so included, the “Specified Customer Included Amount”), Closing Date Net Working Capital shall exclude the Remaining Customer Receivable Amount, and there shall be no current liability related to incentive bonuses for any year on or after January 1, 2017.
“Closing Date Outstanding Company Expenses” means the amount of Outstanding Company Expenses, calculated as of 11:59 p.m. Illinois time on the day immediately preceding the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Company, no par value per share.

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“Company” has the meaning specified in the Preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 4.12(a).
“Company Cure Period” has the meaning specified in Section 10.1(b).
“Company Indemnified Persons” has the meaning specified in Section 7.2(a).
“Company Subsidiaries” has the meaning specified in Section 4.2.
“Confidentiality Agreement” has the meaning specified in Section 12.9.
“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.
“Contributions” has the meaning specified in Section 6.6.
“Conveyance Documents” has the meaning specified in Section 6.6.
“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 25, 2011, by and among the Company, the other credit parties from time to time party thereto, the lenders from time to time party thereto, and BMO Harris Bank N.A, as administrative agent, as amended, supplemented or otherwise modified from time to time.
“Credit Documents” means the Credit Agreement and the Loan Documents (as defined in the Credit Agreement).
“Damages” means losses, damages, liabilities, costs, deficiencies, proceedings, fines or expenses, including all interest, penalties, judgments, reasonable attorneys’ fees, reasonable fees of accountants, consultants and experts, the cost of investigation, defense and collection and amounts paid in settlement, whether or not involving a third party claim, but excluding any unforeseeable or punitive damages (except to the extent paid pursuant to a third party claim).
“Deficit Amount” has the meaning specified in Section 3.3(d).
“Designated Individuals” means James J. Sanfilippo and John E. Sanfilippo.
“Determination Date” has the meaning specified in Section 3.3(b).
“Distribution” has the meaning specified in Section 6.6.
“DOJ” means the Antitrust Division of the United States Department of Justice.
“Enterprise Value” has the meaning specified in Section 3.1(a).
“Environmental Claim” means any Action by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring) arising out of,

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based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with either any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, equity interests or any similar term under Law, including nominee, qualifying and similar shares.
“ERISA” has the meaning specified in Section 4.12(a).
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414(b) or (c) of the Code.
“Escrow Agent” has the meaning specified in Section 3.3(d).
“Escrow Agreement” has the meaning specified in Section 3.3(d).
“Escrow Amount” means an amount equal to the sum of (x) the Adjustment Escrow Amount and (y) the Indemnification Escrow Amount.
“Estimated Closing Date Cash Amount” has the meaning specified in Section 3.2.

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“Estimated Closing Date Funded Debt Amount” has the meaning specified in Section 3.2.
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.2.
“Estimated Closing Date Outstanding Company Expenses” has the meaning specified in Section 3.2.
“Estimated Closing Statement” has the meaning specified in Section 3.2.
“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $16,000,000.
“Excess Outstanding Checks” means “excess outstanding checks” as determined on a consolidated basis, calculated in accordance with GAAP applied consistently with the Audited Financial Statements for the year ended December 31, 2016; provided that Mailed Checks shall not be included as Excess Outstanding Checks.
“Excluded IP Assets” means the assets listed on Schedule 1.1(a) attached hereto.
“Excluded Other Assets” means the assets listed on Schedule 1.1(b) attached hereto.
“Financial Statements” has the meaning specified in Section 4.7.
“FTC” means the United States Federal Trade Commission.
“Fundamental Representations” shall mean the representations and warranties under Section 4.1(a) (Organization), the first two sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization), Section 4.14 (Taxes) and Section 4.15 (Brokers’ Fees).
“Funded Debt” of any Person as of any date means (a) all indebtedness of such Person and its consolidated Subsidiaries for borrowed money including, but not limited to, all indebtedness under the Credit Agreement and the Holder Loan Documents, (b) all obligations as lessee under leases required to be capitalized under GAAP (as historically applied by the Company and its Subsidiaries prior to the date hereof) (“Capitalized Leases”), (c) deposits or advances of any kind from the customers of the Company or any of the Company Subsidiaries in connection with the payment for goods or services to be delivered or performed by the Company or any of the Company Subsidiaries at a future date, (d) Liens securing rental payments under capital lease agreements, and (e) all letters of credit facilities (to the extent drawn down), together with all accrued but unpaid interest thereon as of such date and (other than with respect to Capitalized Leases) all prepayment penalties, breakage fees and other exit fees paid or payable in the event that such indebtedness set forth in (a) through (e) above is to be repaid or otherwise discharged as of such date of determination.
“GAAP” means United States generally accepted accounting principles.
“Government Conditions” has the meaning specified in Section 7.1(c).

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“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.
“Holder” has the meaning specified in the preamble hereto.
“Holder Loan Documents” means the (a) Promissory Note, dated February 21, 2017, made by the Company in favor of the Sanfilippo Family 1999 Generation-Skipping Trust, (b) Promissory Note, dated January 29, 2016, made by the Company in favor of the Sanfilippo Family 1999 Generation-Skipping Trust, and (c) Promissory Note, dated April 7, 2004, made by the Company in favor of the John E. Sanfilippo Irrevocable Trust.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Illinois Act” means the Illinois Business Corporation Act of 1983, as amended from time to time.
“Income Tax” means any Tax (including any franchise tax) measured by reference to net income or profit.
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indemnification Claim” means any claim in respect of which an Indemnified Party is reasonably likely to incur Damages that are indemnifiable pursuant to Article XI.
“Indemnification Escrow Account” means one or more accounts maintained by the Escrow Agent in which the Indemnification Escrow Amount is deposited in accordance with the Escrow Agreement.
“Indemnification Escrow Amount” means an amount equal to $2,050,000, as such amount may be reduced pursuant to Section 11.7.
“Indemnification Escrow Funds” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnification Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned; provided, however, that the Indemnification Escrow Funds shall not include the Adjustment Escrow Funds or the Specified Customer Escrow Funds.

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“Indemnified Party” has the meaning specified in Section 11.3(a).
“Indemnitor” means the party required to provide indemnification pursuant to Section 11.2.
“Independent Accountant” has the meaning specified in Section 3.3(b).
“Information or Document Requests” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third-party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.
“Information Technology” means computer systems, databases, network and communication systems, software and hardware (including associated user manuals, object code and source code) which is owned or used by the Company and the Company Subsidiaries.
“Intellectual Property” means all intellectual property rights, including: (i) all patents and patent applications, (ii) all trademarks, service marks and trade names and all applications and registrations in connection therewith, (iii) all copyrights and all applications and registrations in connection therewith, and (iv) all trade secrets.
“Interim Financial Statements” has the meaning specified in Section 4.7.
“IT Systems” means all information systems (including hardware, networks, peripherals, computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, software (including all computer programs and all software implementations of algorithms, models and methodologies, whether in source code or object code), databases and associated documentation) that are owned by the Company or any Company Subsidiary.
“K&E” has the meaning specified in Section 12.16(a).
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” has the meaning specified in Section 4.17(b).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.
“M&F” has the meaning specified in Section 12.16(a).
“Mailed Checks” means, as of the time of determination, checks that have been mailed by the Company or any Company Subsidiary but not cashed by the recipient thereof.

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“Material Adverse Effect” means, with respect to any Person, any change, event, effect, occurrence, development or circumstance that, individually or in the aggregate, has had or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Person and its Subsidiaries, taken as a whole, or to the ability of any Person to consummate timely the transactions contemplated hereby provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of any Person: (a) any change in applicable Laws or GAAP or any interpretation thereof to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transaction or the other transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which such Person or any of its Subsidiaries operates or the economy as a whole to the extent that such change does not have a disproportionate impact on the Person and its Subsidiaries, taken as a whole, as compared to other industry participants, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, and other force majeure event, (g) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions, or diplomatic or consular offices or upon any United States military installation, equipment or personnel or (h) any failure of such Person and its Subsidiaries, taken as a whole, to meet any projections, budgets or forecasts; provided that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections, budgets or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).
“Material Permits” has the meaning specified in Section 4.22.
“Multiemployer Plan” has the meaning specified in Section 4.12(b).
“Newco LLC” has the meaning specified in Section 6.6.
“Net Working Capital” means (without duplication), with respect to the Company and the Company Subsidiaries at any given time, the aggregate value (expressed as a positive or negative number) of the current assets of the Company and the Company Subsidiaries minus the current liabilities of the Company and the Company Subsidiaries, in each case, determined on a consolidated basis, calculated in accordance with GAAP applied consistently with the Audited Financial Statements for the year ended December 31, 2016, as adjusted by the accounting

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practices, principles, policies, and methodologies set forth on Schedule 1.1(c) and calculated in the same form as the illustrative example of Net Working Capital as of December 31, 2016 set forth on Schedule 1.1(c); provided that Net Working Capital shall include Excess Outstanding Checks as a current liability and shall exclude (i) Cash and Cash Equivalents, (ii) Outstanding Company Expenses, (iii) Funded Debt and (iv) all income Tax assets and income Tax liabilities.
“Organizational Documents” means with respect to any corporation, limited liability company, partnership, trust or other legally authorized incorporated or unincorporated entity, the articles of incorporation, articles of organization, articles of association, articles of formation, trust agreement or other applicable organizational or charter documents relating to the creation of such entity.
“Outstanding Company Expenses” has the meaning specified in Section 3.4.
“Owned Real Property” has the meaning specified in Section 4.17(a).
“Parent Guarantor” has the meaning specified in the Preamble hereto.
“Party” and “Parties” has the meaning specified in the Preamble hereto.
“Pending Claim” has the meaning specified in Section 11.7.
“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, or (B) would be disclosed by a current, accurate survey or physical inspection of such real property, (v) Liens constituting a lease, sublease or occupancy agreement that gives any third-party any right to occupy any real property, (vi) other Liens arising in the ordinary course of business, not incurred in connection with the borrowing of money, and that do not materially interfere with the value of, or the ordinary use of, the affected asset, (vii) Liens arising under the Credit Documents, and (viii) Liens described on Schedule 1.1(d).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Post-Closing Statement” has the meaning specified in Section 3.3(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Tax Period beginning after the Closing Date.
“Pre-Closing S Corporation Return” has the meaning specified in Section 8.3(b).

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Tax Period through the end of the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company and the Company Subsidiaries with respect to all Pre-Closing Tax Periods, including any Taxes due to the Section 338(h)(10) Election.
“PrimaPak LLC” has the meaning specified in Section 6.6.
“Purchase Price” has the meaning specified in Section 3.1(a).
“Purchase Price Allocation Schedule” has the meaning specified in Section 8.3(i).
“Quarterly Payment Date” means each of the first eight (8) three month anniversaries of the Closing Date (or, with respect to any such date that is not a Business Day, the first Business Day thereafter).
“Real Property” means the Owned Real Property and the Leased Real Property.
“Real Property Leases” has the meaning specified in Section 4.17(b).
“Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Regulatory Consent Authorities” means the DOJ or the FTC.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.
“Remaining Customer Receivable Amount” has the meaning specified on Schedule 1.1(e).
“RWI Policy” means the representations and warranty insurance policy to be obtained by the Acquiror on or prior to Closing.
“Section 338(h)(10) Election” has the meaning specified in Section 8.3(m).
“Seller” has the meaning specified in the preamble hereto.
“Seller’s Tax Contest Claim” has the meaning specified in Section 8.3(f).
“Specified Customer” means the Person(s) specified on Schedule 1.1(f).
“Specified Customer Escrow Funds” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Specified Customer Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned; provided, however, that the Indemnification Escrow Funds shall not include the Adjustment Escrow Funds or the Indemnification Escrow Funds

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“Specified Customer Excess Amount” means the excess of the Specified Customer Inventory Amount minus the Specified Customer Included Amount.
“Specified Customer Included Amount” has the meaning given to such term in the definition of Closing Date Net Working Capital.
“Specified Customer Inventory Amount” means the amount of inventory of the Company for the Specified Customer as of as of 11:59 p.m. Illinois time on the day immediately preceding the Closing Date.
“Specified Customer Termination Event” means a termination by the Company of its contract with the Specified Customer due to material breach thereof by the Specified Customer.
“Specified Reimbursement Obligations” has the meaning set forth on Schedule 1.1(g).
“Sponsor Director” has the meaning specified in Section 7.2(a).
“Straddle Tax Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subject Shares” has the meaning specified in the Recitals.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Survival Expiration Date” has the meaning specified in Section 11.1.
“Surviving Provisions” has the meaning specified in Section 10.2.
“Tax” means any federal, state, local, or non-United States tax (including income, profits, windfall profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, registration, transfer, real property, personal property, inventory, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, environmental, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto, whether disputed or not and including any obligations under Contract (other than pursuant to any customary commercial Contract not primarily related to Taxes) or Law, to indemnify or otherwise assume or succeed to the tax liability of any other Person.
“Tax Contest Claim” has the meaning specified in Section 8.3(f).
“Tax Return” means any return, report, statement, declaration, or document (including any refund claim, information statement, or amendment) with respect to Taxes and required to be filed by a taxing authority.
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

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“Terminating Company Breach” has the meaning specified in Section 10.1(b).
“Termination Date” has the meaning specified in Section 10.1(b).
“Title IV Benefit Plan” means a Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any Company Benefit Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(37) of ERISA.
“Transaction” means the purchase and sale of the Subject Shares on the terms and subject to the conditions contemplated hereby.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Confidentiality Agreement and all other documents delivered or required to be delivered by any Acquiror or Company at the Closing pursuant to this Agreement.
“Transfer Tax” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.
“Treasury Regulations” means the regulations promulgated under the Code.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act.
Section 1.2    Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

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(d)References to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(e)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any party.

(f)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h)The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(j)All monetary figures shall be in United States dollars unless otherwise specified.

Section 1.3    Knowledge. As used herein, the phrase “to the knowledge of” shall mean to the actual knowledge of, (i) in the case of the Company, Jim Sanfilippo, John Sanfilippo, Stephen Bowater and Roman Forowycz, and, (ii) in the case of all other Persons, such Person’s executive officers after reasonable inquiry.

ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING

Section 2.1     Transaction. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror shall purchase from Seller, and the Seller shall sell, convey, assign, transfer and deliver to the Acquiror, all of the Shares, free and clear of all Liens (other than restrictions under applicable securities laws).

Section 2.2    Closing Transactions.

(a)    Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654, commencing at 10:00 a.m. Chicago time on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Acquiror and the Company may mutually agree; provided that unless otherwise agreed in writing by Acquiror and Seller, the Closing Date shall

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not occur prior to July 17, 2017. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)    At the Closing, Seller shall deliver its certificate representing the Subject Shares (if any), duly endorsed in blank or accompanied by a duly executed stock power, and Acquiror shall pay to the Seller, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Seller at least two (2) Business Days prior to the Closing, the Purchase Price reduced by the Escrow Amount; provided that the Additional Purchase Price (if any) shall be paid in accordance with Section 8.3 and the Specified Customer Excess Amount shall be paid to the Seller in accordance with Section 3.8.

ARTICLE III
EFFECTS OF THE SALE ON THE SUBJECT SHARES

Section 3.1    Purchase Price.

(a)    Subject to the adjustments set forth in Section 3.3, the “Purchase Price” shall consist of One Hundred Seventy-Five Million Dollars ($175,000,000) in cash (the “Enterprise Value”), plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) the Estimated Closing Date Funded Debt Amount, plus (iii) the Estimated Closing Date Cash Amount, plus (iv) if payable, the Additional Purchase Price, plus (v) the Specified Customer Excess Amount, less (vi) the Estimated Closing Date Outstanding Company Expenses, and less (vii) Five Million Dollars ($5,000,000), which reduction pursuant to this clause (vii) shall be the sole and exclusive remedy or adjustment related to the making or not making of capital expenditures with respect to the Company.

Section 3.2    Estimated Closing Statement. Not less than four (4) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Estimated Closing Statement”) setting forth (a) its good faith estimate of (i) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), (ii) the Closing Date Funded Debt Amount (the “Estimated Closing Date Funded Debt Amount”), (iii) the Closing Date Cash Amount (the “Estimated Closing Date Cash Amount”); and (iv) the Closing Date Outstanding Company Expenses (the “Estimated Closing Date Outstanding Company Expenses”), (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount, and (c) the Company’s calculation of the Specified Customer Inventory Amount and the Specified Customer Excess Amount.

Section 3.3    Adjustment Amount.

(a)    As soon as reasonably practicable following the Closing Date, and in any event within one hundred twenty (120) calendar days thereof, Acquiror shall prepare and deliver to the Seller a calculation of (i) the Closing Date Net Working Capital, (ii) the Closing Date Funded Debt Amount, (iii) the Closing Date Cash Amount and (iv) the Closing Date Outstanding Company Expenses (the “Post-Closing Statement”). If Acquiror’s calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses results in a calculation of the

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Adjustment Amount that is a positive number, (i) Acquiror and the Seller shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Seller an amount in cash equal to the Adjustment Escrow Funds and (ii) Acquiror shall pay to the Seller an amount in cash equal to Acquiror’s calculation of the Adjustment Amount. If Acquiror’s calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses results in a calculation of the Adjustment Amount that is a negative number and the absolute value of such calculation of the Adjustment Amount is less than the amount of the Adjustment Escrow Funds, Acquiror and the Seller shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Seller an amount in cash equal to the excess of the entire Adjustment Escrow Funds over Acquiror’s calculation of the Adjustment Amount. Following the Closing, Acquiror shall provide the Seller and its representatives access to the records, properties and personnel of the Company and the Company Subsidiaries relating to the preparation of the Post-Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses, and shall cause the personnel of the Company and the Company Subsidiaries to cooperate with the Seller in connection with its review of the Post-Closing Statement and such calculations.
(b)    If the Seller shall disagree with the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses, it shall notify Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within seventy-five (75) calendar days after its receipt of the Post-Closing Statement. In the event that the Seller does not provide such a notice of disagreement within such seventy-five (75) day period, the Seller shall be deemed to have accepted the Post-Closing Statement and the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses delivered by Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Acquiror and the Seller shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses. If, at the end of such period, they are unable to resolve such disagreements, then BDO USA, LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Acquiror and the Seller) (the “Independent Accountant”) shall resolve any remaining disagreements. Each of Acquiror and the Seller shall promptly provide their assertions regarding the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses and, to the extent relevant thereto, the Post-Closing Statement, in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements (and provide in reasonable detail the basis for each such determination) as soon as reasonably practicable (which the parties hereto agree should not be later than forty-five (45) days following the day on which the disagreement is referred to the Independent Accountant). The Independent Accountant shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii)

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the extent (if any) to which the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and/or the Closing Date Outstanding Company Expenses require adjustment (only with respect to the remaining disagreements submitted to the Independent Accountant) in order to be determined in accordance with Section 3.3(a) (including the definitions of the defined terms used in Section 3.3(a)), and, with respect to each disputed item, the Independent Accountant’s determination, if not in accordance with the position of either Acquiror or the Seller, shall not be in excess of the higher, nor less than the lower, of the amounts presented in Acquiror’s calculation of the Adjustment Amount pursuant to Section 3.3(a) or in the Seller’s written notice of disagreement of such calculation pursuant to this Section 3.3(b). The determination of the Independent Accountant shall be final, conclusive and binding on the parties and no party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant. The parties acknowledge that the agreements contained in this Section 3.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Acquiror fails promptly to pay any Adjustment Amount that may be payable to the Holders in accordance with this Section 3.3, or if either party fails to give the joint written instructions to the Escrow Agent in accordance with this Section 3.3 and, in order to obtain such payment or delivery of the joint written instructions to the Escrow Agent, a party commences an Action that results in a judgment against the other party for such Adjustment Amount or for the delivery of the joint written instructions to the Escrow Agent, the losing party shall pay to the prevailing party (or deliver the joint written instructions to the Escrow Agent directing it to pay), together with such Adjustment Amount, in accordance with Section 3.3(a) and Section 3.3(d), interest on such Adjustment Amount from the date Acquiror delivers to the Seller its calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date hereof. In addition the prevailing party shall be entitled to any fees, costs and expenses (including legal fees) incurred by the prevailing party in connection with any such Action. The date on which the Closing Date Net Working Capital, the Closing Date Funded Debt Amount, the Closing Date Cash Amount and the Closing Date Outstanding Company Expenses are finally determined in accordance with this Section 3.3(b) is hereinafter referred to as the “Determination Date”. All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne one-half (50%) by Acquiror, on the one hand, and one-half (50%) by the Seller, on the other hand.
(c)    If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.3(a) and Section 3.3(d).
(d)    On the Closing Date, Acquiror shall pay a portion of the Purchase Price equal to the Escrow Amount to Wells Fargo Bank, National Association, as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow. The Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of an Escrow Agreement in the form attached hereto as Annex A (the “Escrow Agreement”). If the Adjustment Amount is a positive number, then, promptly following the Determination Date, (x) Acquiror shall within five (5) Business Days of the Determination Date pay to the Seller the Adjustment Amount, less any

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portion of the Adjustment Amount previously paid by Acquiror to the Seller pursuant to Section 3.3(a), and (y) Acquiror and the Seller shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Seller an amount in cash equal to the Adjustment Escrow Funds less any portion of the Adjustment Escrow Funds previously paid by the Escrow Agent to the Seller pursuant to Section 3.3(a). If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (x) Acquiror and the Seller shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to Acquiror an amount of Adjustment Escrow Funds, and if such Adjustment Escrow Funds are insufficient to satisfy the Deficit Amount, from the Indemnification Escrow Funds, equal to the Deficit Amount (subject to the last sentence of this Section 3.3(d)), and (y) if any of the Adjustment Escrow Funds remain after such payment to Acquiror, the Escrow Agent shall pay to the Seller an amount in cash equal to the balance of the Adjustment Escrow Funds. Upon determination of the Adjustment Amount pursuant to Section 3.3(b) and Section 3.3(c), each of Acquiror and the Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds (and, if applicable pursuant to the preceding sentence, the Indemnification Escrow Funds) in accordance with this Section 3.3(d). In no event shall the Seller have any liability under this Section 3.3 in excess of the Adjustment Escrow Funds and the Indemnification Escrow Funds. In no event shall Acquiror be entitled to payment pursuant to this Section 3.3(d) of any amount in excess of the sum of the Adjustment Escrow Funds and the Indemnification Escrow Funds.

(e)    Except as otherwise required by Law, the parties hereto agree to treat for all Tax purposes any adjustment made pursuant to this Section 3.3 as adjustments to the Purchase Price.

Section 3.4    Outstanding Company Expenses. Prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, solely to the extent such fees and expenses are incurred through the Closing and unpaid as of 11:59 p.m. Illinois time on the day immediately preceding the Closing Date, whether accrued for or not: (a) the fees and disbursements of outside counsel to the Company incurred in connection with the transactions contemplated hereby and thereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company or any of the Company Subsidiaries in connection with the transactions contemplated hereby and thereby, (c) the Change in Control Payments, if any, and (d) the premium and associated fees in connection with the “tail” policy providing directors’ and officers’ liability insurance coverage pursuant to Section 7.2(b) (the fees and expenses in the foregoing clauses (a) through (d), collectively, the “Outstanding Company Expenses”); provided that to the extent such payments are (i) amounts owed to an employee as compensation for services, such amounts shall be deposited in the Company’s or applicable Company Subsidiary’s payroll account and Acquiror shall cause the Company or applicable Company Subsidiary to pay such amounts to the recipients in accordance with the Company’s or applicable Company’s Subsidiary’s payroll practices within five (5) days of the Closing Date or (ii) Taxes owed to a Governmental Authority, such amounts shall be deposited with the Company or applicable Company

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Subsidiary and Acquiror shall cause the Company or applicable Company Subsidiary to timely remit such amounts to the applicable Governmental Authority. Immediately prior to the Closing, Acquiror shall pay to such third-parties as are directed by the Seller with written evidence of the total amount due such third party, by wire transfer of immediately available funds an amount equal to the Outstanding Company Expenses. No amount shall be included on the Post-Closing Statement, the Estimated Closing Date Net Working Capital or the Closing Date Net Working Capital, in each case, with respect to liabilities for the Outstanding Company Expenses paid in accordance with this Section 3.4. For the avoidance of doubt, no amounts payable in connection with the repayment of the Closing Date Funded Debt Amount shall be included in the Outstanding Company Expenses.

Section 3.5    Repayment of Funded Debt. Prior to the Closing, the Company shall deliver to the Acquiror a payoff letter from the administrative agent (in the case of the Credit Documents) and the holders of Holder Loan Documents (and any other indebtedness for borrowed money to banks or financial institutions, if any), which payoff letter shall state the amount of the applicable Funded Debt owed to such lender and that, if such amount is paid to such lender on the Closing Date (or thereafter, if any applicable per diem amounts are paid), such lender will release any and all Liens that it may have with respect to the Company, the Company Subsidiaries and their assets. At the Closing, the Acquiror shall pay in full (on behalf of the Company), or shall cause the Company to pay in full (and shall provide sufficient funds to the Company to enable it to make such payments), an amount equal to the Funded Debt as set forth in such payoff letters for the Closing Date by wire transfer of immediately available funds in the amounts and to the lenders identified such payoff letters. For the avoidance of doubt, though included in the calculation of Funded Debt, Capitalized Leases shall not be subject to this Section 3.5 (it being understood and agreed that Capitalized Leases shall remain outstanding as of immediately after the Closing).

Section 3.6    Withholding. Notwithstanding any other provision in this Agreement to the contrary, any consideration payable in connection with the transactions contemplated hereby will be reduced by any Tax withholding required by Law, and any amount so withheld in compliance with applicable Law will be treated for all purposes hereof as having been paid to the Person with respect to which the withholding was made. Any Person that expects to so withhold (or expects its agent to so withhold) any such Tax (other than any such Tax that is imposed on consideration that is properly treated as compensation for U.S. federal income Tax purposes) will provide notice of the expected withholding at least five (5) Business Days prior to the withholding to the Person with respect to which the withholding is to be made (and the notice will include the legal authority and the calculation method for the expected withholding), and the parties hereto will use reasonable efforts to cooperate to minimize the amount of the withholding.

Section 3.7    RWI Policy. Acquiror shall pay the premium and all other costs required for issuance of the RWI Policy at Closing. The RWI Policy shall include a provision whereby insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Seller or any Holder with respect to any claim made by any insured thereunder (except for intentional fraud in connection with the transaction by that Holder or Seller).

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Section 3.8    Specified Customer Excess Amount. On the Closing Date, Acquiror shall pay a portion of the Purchase Price equal to the Specified Customer Excess Amount to the Escrow Agent, to be held in escrow. The Specified Customer Excess Amount shall be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement. Unless prior to any such Quarterly Payment Date a Specified Customer Termination Event has occurred and written notice thereof has been delivered by Acquiror to the Seller, on each Quarterly Payment Date, an amount equal to the product of (a) 0.125 multiplied by (b) the Specified Customer Excess Amount shall be released by the Escrow Agent to the Seller; provided that on the final Quarterly Payment Date, the amount payable to Seller shall instead be the then remaining Specified Customer Excess Funds If a Specified Customer Termination Event has occurred, Acquiror and the Seller shall, after Seller’s receipt of the written notice contemplated by the immediately foregoing sentence, deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to the Acquiror the then remaining Specified Customer Escrow Funds. The Acquiror shall not, and shall cause the Company, not to amend or modify the Company’s contract with the Specified Customer in a manner that could reasonably be expected to adversely affect Seller’s rights under this Section 3.8 without the Seller’s prior written consent. At any time prior to release of the entire Specified Customer Excess Amount from the Specified Customer Escrow Funds that the consumption by the Company of the Specified Customer Inventory Amount is materially more than or materially less than 12.5% of the original Specified Customer Excess Amount per quarter, the Acquiror and the Seller shall, upon the request of either such party, negotiate in good faith changes to the timing and payment of the Specified Customer Excess Amount to reflect the timing of payments from the Specified Customer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement, the Company represents and warrants to Acquiror as of the date of this Agreement and as of the Closing as follows:
Section 4.1    Organization

(a)    The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Illinois and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b)    The copies of the articles of incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete.

(c)    The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

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Section 4.2    Subsidiaries. The Subsidiaries of the Company are set forth on Schedule 4.2 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted and, with respect to CL China, none of its activities, agreements, commitments or rights are unauthorized or exceed the scope of business as stated in the business license of CL China. The Company has previously made available to Acquiror true, correct and complete copies of the Organizational Documents of the Company Subsidiaries. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

Section 4.3    Due Authorization

(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company and the Seller and, by their execution and delivery hereof, the Holders, and no other corporate proceeding on the part of the Company or the Seller is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    The Seller and each Holder that is an individual has all requisite capacity to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. Each Holder that is a trust (i) has all requisite power and authority under applicable trust instruments to execute and deliver this Agreement, (ii) (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and (iii) is, and has been since it has become a shareholder (or, January 1, 1987, if later), permitted under Code Section 1361(c)(2) to be a shareholder of an S corporation (as defined in Section 1361). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the trustee of the Holder that is a trust, and no other proceeding on the part of such Holder is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Seller and each Holder and constitutes a legal, valid and binding obligation of the Seller and each such Holder, enforceable against the Seller and each such Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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Section 4.4    No Conflict

(a)    Except as set forth on Schedule 4.4 or as set forth in the Credit Documents, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of, (i) any applicable Law, the articles of incorporation, bylaws or other Organizational Documents of the Company, any of the Company Subsidiaries, or (ii) any Contract required to be listed on Schedule 4.11(a) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries may be bound, or terminate or result in the termination of any such Contract, or (b) result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (c) result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except, with respect to the foregoing clauses (a)(ii), (b) and (c), as would not be material to the Company and its Subsidiaries, taken as a whole.

(b)    Except as set forth on Schedule 4.4 or as set forth in the Credit Documents, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by each Holder and the Seller and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of, or result in the breach of, (A) any applicable Law, the trust instrument governing the Holder that is a trust, or (B) any material contract to which any Holder or the Seller is a party or by which any Holder or the Seller may be bound, or terminate or result in the termination of any such contract, or (ii) result in the creation of any Lien upon any of the properties or assets of any Holder or the Seller, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except, with respect to the foregoing clauses (i)(B) and (ii), as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.5    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company, the Seller or any Holder with respect to the execution or delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby, except (a) for applicable requirements of the HSR Act, if applicable, (b) for any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to the Company and its Subsidiaries, taken as a whole, or (c) as otherwise disclosed on Schedule 4.5.

Section 4.6    Capitalization

(a)    The authorized capital stock of the Company consists of 110,000 shares of Common Stock without par value, of which Twelve Thousand Seven Hundred Twenty-Two (12,722) shares of Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of the Common Stock have been duly authorized and

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validly issued and are fully paid and nonassessable. Set forth on Schedule 4.6(a) is the true and correct number of Subject Shares owned by the Seller. The Seller has good and valid title to the Subject Shares and owns the Subject Shares free and clear of all Liens (other than restrictions arising under applicable securities laws). As of the date of this Agreement, there are no Actions pending, or to the Seller’s knowledge, threatened against the Seller with respect to the Seller’s ownership of the Subject Shares.

(b)    Except as set forth on Schedule 4.6(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Common Stock, the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound obligating the Company or any such Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any of the Company Subsidiaries and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or any of the Company Subsidiaries. There are no outstanding contractual obligations of the Company, any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any of the Company Subsidiaries. Except as set forth on Schedule 4.6(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company, any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.6(b), none of the Holders, the Seller, the Company or any of the Company Subsidiaries is a party to any stockholders agreement, voting agreement or registration rights agreement relating to the Subject Shares or any other equity interests of the Company or any of the Company Subsidiaries.

(c)    The outstanding shares of capital stock or equity quotas, as applicable, of each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.6(c), the Company or one or more of its wholly-owned Subsidiaries, own of record and beneficially all the issued and outstanding shares of capital stock, or equity quotas, as applicable, of such Company Subsidiaries free and clear of any Liens other than Permitted Liens. With respect to CL China, its registered capital has been contributed in full in accordance with its articles of association and applicable Laws. There are no plans, board resolutions or applications for and there are no obligations or other agreements which call for, an increase in the total investment and/or the registered capital of CL China.

Section 4.7    Financial Statements. Attached as Schedule 4.7 are (a) the audited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company and the Company Subsidiaries for the years ended December 31, 2016, December 31, 2015, and December 31, 2014 together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and the Company Subsidiaries as of and for the three-month period ended March 31, 2017 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.7, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and the Company Subsidiaries as of the dates and for the periods

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indicated in such Financial Statements in conformity with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments, which are not material individually or in aggregate).

Section 4.8    Undisclosed Liabilities. Except as set forth on Schedule 4.8, there is no liability, debt or obligation of or claim against the Company or any of the Company Subsidiaries, except for liabilities, debts, obligations and claims (a) specifically reflected and adequately reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and the Company Subsidiaries, (c) specifically disclosed in the Schedules, or (d) under any Contract disclosed on Schedule 4.11(a) or any Contract not required to be disclosed on Schedule 4.11(a), in each case, to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries may be bound (other than any such liability, debt obligation or claim resulting from a breach or a default thereunder).

Section 4.9    Litigation and Proceedings. Except (a) as set forth on Schedule 4.9, (b) Actions under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18) and (c) Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14), as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, Actions or, to the knowledge of the Company, investigations before or by any Governmental Authority against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries nor any property or asset of the Company or any such Subsidiary is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.10    Compliance with Laws. Except (a) with respect to matters set forth on Schedule 4.10, (b) Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18), (c) Laws relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14) and (d) where the failure to be, or to have been, in compliance with such Laws would not be material to the Company and its Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance with all applicable Laws. As of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since January 1, 2014.

Section 4.11    Contracts; No Defaults.

(a)    Schedule 4.11(a) contains a listing of all Contracts described in clauses (i) through (xxii) below to which, as of the date of this Agreement, the Company or any of the Company Subsidiaries is a party. True, correct and complete copies of the Contracts listed on Schedule 4.11(a) have been delivered to or made available to Acquiror or its agents or representatives.

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(i)each written employment Contract with any employee of the Company or one of the Company Subsidiaries;

(ii)each collective bargaining agreement;

(iii)each Contract where the aggregate payment of severance to any employee (including under any “notice or payment-in-lieu” provision) exceeds or could reasonably be expected to exceed $50,000;

(iv)each Contract pursuant to which the Company grants exclusive marketing or distribution rights or otherwise provides any exclusive rights to any Person;

(v)each Contract with a customer or vendor listed on Schedule 4.23 pursuant to which the Company or any of the Company Subsidiaries grants a “most favored nation” or similar pricing provision to such customer or vendor;

(vi)each Contract that provide for the exclusive purchasing of goods or services by the Company or any of the Company Subsidiaries;

(vii)each Contract pursuant to which the Company or any of the Company Subsidiaries grants manufacturing rights to any Person;

(viii)each Contract containing a covenant not to compete granted by the Company or any of the Company Subsidiaries in favor of a third-party that materially impairs the business as currently conducted of the Company and the Company Subsidiaries, taken as a whole;

(ix)each lease or similar Contract under which (A) the Company or any of the Company Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third-party or (B) the Company or any of the Company Subsidiaries is a lessor or sublessor of, or makes available for use by any third-party, any tangible personal property owned or leased by the Company or any of the Company Subsidiaries, in each case of the foregoing clauses (A) and (B), which has future required scheduled payments in excess of $100,000 in any calendar year;

(x)each Contract under which the Company or any of the Company Subsidiaries has borrowed any money or issued any note, indenture, bond (including performance bonds and surety bonds), debenture, pledge or other evidence of funded indebtedness, entered into liabilities in respect of deferred purchase price or hedging obligations or guaranteed indebtedness or liabilities of others, in each case, having an outstanding principal amount in excess of $100,000 or pursuant to which it has granted to any Person a Lien in any of its tangible or intangible assets with an aggregate fair value in excess of $100,000;

(xi)each Contract (other than the Credit Documents) pursuant to which the Company or any of the Company Subsidiaries (A) is granted the right to use any Intellectual Property of any other Person, (B) grants to another Person the right to use any Intellectual Property of the Company or any of the Company Subsidiaries, in each case of this clause (xi), with annual license, maintenance, support and other fees in any amount in excess of $10,000

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(but, in each case of this clause (xi), excluding licenses for shrink-wrap, click-wrap or off-the-shelf software or other software commercially available on reasonable terms to the public generally);

(xii)each Contract for the sale, directly or indirectly (by merger or otherwise), of any of the assets of the Company or any of the Company Subsidiaries other than in the ordinary course of business since January 1, 2014;

(xiii)each Contract establishing any partnership, joint venture, strategic alliance or other collaboration that is material to the Company and the Company Subsidiaries, taken as a whole;

(xiv)each Contract (other than the Credit Documents) granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever other than in the ordinary course of business;

(xv)each Contract under which the Company or any of the Company Subsidiaries has made advances or loans to any other Person other than any such Contract involving advances made to an employee of the Company or any of the Company Subsidiaries in the ordinary course of business;

(xvi)each Contract which relates to the disposition or acquisition by the Company or the Company Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business;

(xvii)each distributor or sales representative Contract that is not terminable by the Company or the Company Subsidiaries at will or by giving notice of sixty (60) days or less;

(xviii)each Contract that obligates the Company or any of the Company Subsidiaries to make capital commitments or expenditures in excess of $100,000 individually;

(xix)each Contract (other than the Credit Documents) pursuant to which the Company has agreed to indemnify another Person (other than any of the Company Subsidiaries) or guarantee the obligations of another Person (other than any of the Company Subsidiaries), in each case, other than in the ordinary course of business;

(xx)each Affiliate Agreement;

(xxi)each Contract (other than purchase orders entered into in the ordinary course of business) with a customer or vendor listed on Schedule 4.23; and

(xxii)each other Contract not included in clauses (i) through (xxi) above, to which the Company or any of the Company Subsidiaries is a party and which has future required scheduled payments to or by the Company or any of the Company Subsidiaries in excess of $150,000 in any calendar year.

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(b)    Except as set forth on Schedule 4.11(b), (i) as of the date of this Agreement, all of the Contracts listed on Schedule 4.11(a) pursuant to Section 4.11(a) are in full force and effect and represent the legal, valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, (ii) none of the Company, any of the Company Subsidiaries or, as of the date of this Agreement and to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (iii) as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any claim or notice of material breach of or material default under any such Contract and (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or any Subsidiary of the Company party thereto (in each case, with or without notice or lapse of time or both).

Section 4.12    Company Benefit Plans

(a)    Schedule 4.12(a) sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy or program providing compensation or other benefits to any current or former director, officer or employee, in each case that is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries, and under which the Company or any of the Company Subsidiaries has any material obligation or liability (each a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable, (i) such Company Benefit Plan and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service, and (iv) the most recent determination or opinion letter issued by the Internal Revenue Service.

(b)    Each Company Benefit Plan is in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company Benefit Plans, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries. No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.

(c)    Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no circumstances have occurred during the past three (3) years that would reasonably be expected to adversely affect the tax qualified status of any such Company Benefit Plan. Nothing has occurred with respect to any Company Benefit Plan that has subjected

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or could reasonably be expected to subject the Company, any Company Subsidiary or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, the Acquiror or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)    No Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Law, and there has been no material violation of Section 4980B of the Code or Sections 601-608 of ERISA by the Company with respect to any such Benefit Plan.

(e)    Neither the Company nor any Company Subsidiary maintains a Title IV Benefit Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by the Company during the past three (3) years that has not been satisfied in full.

(f)    Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(g)    Except as disclosed on Schedule 4.12(g) neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any director, officer or employee of the Company or any of the Company Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness, in each case, from the Company or any of the Company Subsidiaries.
Section 4.13    Employees and Labor Matters

(a)    Employees. Schedule 4.13(a) contains a list of all persons who are employees, independent contractors or consultants of the Company or any of the Company Subsidiaries as of March 31, 2017, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation rate or hourly rate, as applicable. Except as would not reasonably be expected to be a material Liability of the Company and the Company Subsidiaries, as of the date hereof, all compensation, including, but not limited to, wages, commissions, bonuses, overtime pay, subsidies, allowances, leave pay, compensation for unused leave (including annual leave), severance, and service fees payable to all employees, independent contractors or consultants of the Company and the Company Subsidiaries for services performed

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on or prior to the date hereof have been paid in full (or properly accrued and any such accrued balance at Closing will be included in calculating current liabilities in the calculation of Net Working Capital or, if applicable, shall be included in Outstanding Company Expenses).

(b)    Compliance with Laws. Except as set forth on Schedule 4.13(b), the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages (including minimum wage laws or rules relating to deduction of salary), hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, leave pay, execution of written employment contracts, unemployment insurance, social insurance, housing fund, union fees, hiring of student interns, and contingent labor/labor dispatch. All individuals characterized and treated by the Company or the Company Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all Laws and all employees of the Company and the Company Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no Actions against the Company or the Company Subsidiaries pending, or to the knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company and the Company Subsidiaries, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or wage and hours arising under applicable Laws.

(c)    Labor Difficulties. There is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has experienced any material labor strike, slowdown, stoppage or lockout during the past three (3) years.

(d)    Closings; Layoffs. Neither the Company nor any Company Subsidiary has any liability or obligation under the WARN Act or other relevant Law that remains unsatisfied.

(e)    Collective Bargaining Agreements. Except as disclosed on Schedule 4.11(a), neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to persons employed by the Company or any of the Company Subsidiaries, nor are there any such employees represented by a works council or a labor organization. To the knowledge of the Company, as of the date hereof, there have been no activities or proceedings of any labor union to organize any such employees.

Section 4.14    Taxes. Except as set forth on Schedule 4.14:

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(a)    All Income Tax Returns and all other material Tax Returns required by Law to be filed by the Company or any of the Company Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company has made available complete and accurate copies of all such Income Tax Returns filed with respect to taxable years ending December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015.

(b)    All material Taxes required by Law to be paid by the Company or any of the Company Subsidiaries have been paid.

(c)    The Company and the Company Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, partner, manager or other party, and complied in all material respects with all information reporting and backup withholding provisions of Law.

(d)    Neither the Company nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made within the last three (3) years by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, other than any such claim that has since been resolved.

(e)    The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto). Since the date of the Interim Financial Statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(f)    Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)    There are no Liens for Taxes upon any property or asset of the Company or any of the Company Subsidiaries (other than Permitted Liens).

(h)    Neither the Company nor any of the Company Subsidiaries is engaged in any audit by a Governmental Authority or any administrative or judicial proceeding with respect to Income Taxes or other material Taxes. Neither the Company nor any of the Company Subsidiaries has received any written notice from a Governmental Authority of a pending audit or has received since January 1, 2013 through the date hereof any written notice from a taxing authority of a dispute or claim, in each case, with respect to Income Taxes or other material Taxes, other than disputes or claims that have since been resolved or that are being contested in good faith through appropriate proceedings. Schedule 4.14(h) lists all material Tax audits to which the Company or any Company Subsidiary is currently engaged.

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(i)    Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person other than the Company and the Company Subsidiaries (i) under Treasury Regulations Section 1.1502-6, (ii) as a transferee or successor, or (iii) under a Tax sharing or allocation agreement or other Contract (other than Contracts entered into in the ordinary course of business and not primarily related to Taxes). Since January 1, 2010, neither the Company nor any Company Subsidiary has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return which included any entity other than the Company and the Company Subsidiaries.

(j)    Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since January 1, 2014 through the date hereof.

(k)    No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of the Company Subsidiaries.

(l)    Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into on or prior to the Closing Date, any accounting method change or agreement with any Governmental Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing.

(m)    Neither the Company nor any of the Company Subsidiaries has been a party to any “listed transaction” within the meaning of Section 6707A of the Code that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.

(n)    The Company (and any predecessor of the Company) has been a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of the Code at all times since January 1, 1987 until the date of the F Reorganization. The Seller is a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of the Code at all times since the F Reorganization. Since the date of the F Reorganization, the Company has been treated as a “qualified subchapter S subsidiary.” There have been no events, transactions or activities of the Company, the Seller or any of the Holders which would cause, or would have caused, (i) the status of the Company as an S-corporation to be terminated or revoked (whether purposefully or inadvertently) at any time prior to the F Reorganization; (ii) the status of the Seller as an S corporation to be terminated or revoked (whether purposefully or inadvertently) at any time since F reorganization; or (iii) the status of the Company as a “qualified subchapter S subsidiary” to be terminated or revoked (whether purposefully or inadvertently) at any time since the F reorganization and prior to the Closing.

(o)    The Company does not have, and has never had, a subsidiary which is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

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Notwithstanding anything contained in this Agreement to the contrary, this Section 4.14 and Section 4.12 contain the only representations and warranties of the Company and the Company Subsidiaries with respect to Tax matters. The representations in this Section 4.14 (other than subsections (i) and (l)) may be relied upon only for purposes of liability for Pre-Closing Tax Periods. Nothing in this Section 4.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax position that Acquiror or any of its Affiliates (including the Company Subsidiaries) may take in or in respect of a Post-Closing Tax Period.
Section 4.15    Brokers’ Fees. Except as set forth on Schedule 4.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Seller, any Holder, the Company, any of the Company Subsidiaries or any of their Affiliates.

Section 4.16    Insurance. Schedule 4.16 contains a list of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of the Company Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies have been made available to Acquiror. With respect to each such insurance policy listed on Schedule 4.16: (i) to the knowledge of the Company, the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) neither the Company nor any of the Company Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, will constitute such a breach or default, or permit termination or modification, under the policy, except, in each case of this clause (ii), as would not be material to the Company and its Subsidiaries, taken as a whole, (iii) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) as of the date hereof, no written notice of cancellation or termination has been received other than in connection with ordinary renewals.

Section 4.17    Real Property; Assets.

(a)    The Company and the Company Subsidiaries have good and marketable title to the real properties listed on Schedule 4.17(a) (the “Owned Real Property”) free and clear of Liens, except for Permitted Liens or as set forth on Schedule 4.17(a). The most recent title reports or policies and surveys in the possession of the Company or any of the Company Subsidiaries (if any) with respect to each parcel of Owned Real Property have been made available to Acquiror.

(b)    Schedule 4.17(b) sets forth a complete and correct list of each parcel of real property leased by the Company or any of the Company Subsidiaries, the lease of which may not be terminated at will, or by giving notice of sixty (60) days or less, without cost or penalty and provides for annual rental payments in excess of $100,000 (the “Leased Real Property”), setting forth the address, landlord and tenant of each parcel of Leased Real Property. Schedule 4.17(b) sets forth each lease related to the Leased Real Property to which the Company or any of the Company Subsidiaries is a party including all amendments, modifications, and

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extensions and all material notices relating to any obligations of the parties thereunder (the “Real Property Leases”). Each Real Property Lease is a legal, valid, binding and enforceable obligation of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, each such lease is in full force and effect. Neither the Company nor any of the Company Subsidiaries is in material breach or material default under any Real Property Lease and no condition exists which (with notice or lapse of time or both) would constitute a default by the Company or any of the Company Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto, in each case, other than such defaults as would not be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written claim or written notice of breach of or default under any such Real Property Lease, which has not been duly cured in accordance with such notice. Neither the Company nor any of the Company Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Real Property which is still in effect. Neither the Company nor any of the Company Subsidiaries have collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect.

(c)    The Real Property is supplied with utilities suitable for the operation of the business presently conducted thereon. To the knowledge of the Company, there does not exist any pending or threatened condemnation or eminent domain proceeding with respect to any of the Leased Real Property. To the knowledge of the Company, the use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. There does not exist any pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceeding with respect to any of the Owned Real Property. The use of the Owned Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice of any zoning, building code or other moratorium proceedings or of any violation of any zoning or similar Law relating to its ownership or operation of the Real Property.

(d)    All improvements by the Company or a Company Subsidiary on the Real Property are in compliance in all material respects with all Applicable Laws, including those pertaining to zoning, building and the disabled. To the knowledge of the Company, all additional improvements on the Leased Real Property are in compliance in all material respects with all Applicable Laws, including those pertaining to zoning, building and the disabled.

Section 4.18    Environmental Matters. Except as set forth on Schedule 4.18:

(a)    the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all Environmental Laws;

(b)    the Company and the Company Subsidiaries have obtained and are in compliance in all material respects with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company and the Company Subsidiaries as currently used or conducted as of the date hereof, and all such Environmental Permits are in

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full force and effect in accordance with Environmental Law; neither the Company nor any Company Subsidiary has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of such Environmental Permits;

(c)    there has been no Release of any Hazardous Materials by the Company or any of the Company Subsidiaries at, in, on or under any Real Property at, in, on or under any formerly owned or operated real property during the time that the Company operated such property, except for any such Release that would not be material to the Company and the Company Subsidiaries, taken as a whole;

(d)    neither the Company nor any of the Company Subsidiaries is subject to any judgment, consent decree or judicial order relating to compliance with Environmental Laws (including any Permits issued pursuant thereto) or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials or has assumed or undertaken the liability or obligations of any other Person for any such matter, except as would not be material to the Company and the Company Subsidiaries, taken as a whole;

(e)    no Action is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s or the Company Subsidiaries’ compliance with or liability under Environmental Law; and

(f)    true and correct copies of all material written reports, audits and assessments, in the possession of the Company or the Company Subsidiaries, relating to environmental conditions in, on or about any current or former Real Property or to the Company’s or the Company Subsidiaries’ compliance with Environmental Laws have been made available to Acquiror.

Notwithstanding anything contained in this Agreement to the contrary, this Section 4.18 (and, to the extent related to environmental matters, Section 4.8, Section 4.16, Section 4.19 and Section 4.22) contains the sole representations and warranties of the Company and the Company Subsidiaries with respect to environmental matters.
Section 4.19    Absence of Changes

(a)    Except as set forth on Schedule 4.19(a), from the date of the most recent balance sheet included in the Financial Statements, there has not been any Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole;

(b)    Except as set forth on Schedule 4.19(b), from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, other than in the ordinary course of business, the Company and the Company Subsidiaries have not taken any action that would be prohibited by Section 6.1 if such action had been taken after the date of this Agreement; provided that no representation is being made as to the making of or failure to make any capital expenditures.

Section 4.20    Affiliate Agreements. Except as set forth on Schedule 4.20 and other than any Company Benefit Plan (including any employment or option agreements entered into in the

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ordinary course of business by the Company or any of the Company Subsidiaries), no officer or director of the Company or any Subsidiary of the Company, or any Affiliate of the Company, is a party to any Contract or business arrangement with the Company or any Subsidiary of the Company (each such Contract or business arrangement, an “Affiliate Agreement”).

Section 4.21    Intellectual Property.

(a)    Schedule 4.21(a) sets forth a true and complete list of all (i) issued patents and patent applications, (ii) trademark and service mark registrations and applications, (iii) Internet domain name registrations and (iv) copyright registrations and applications, in each case, that are owned by the Company or any of the Company Subsidiaries ((i), (ii) and (iii) being referred to as the “Registered Intellectual Property”) and (v) software that is not registered but is material to the Company’s and the Company Subsidiaries’ business and operations, other than any software owned by another Person that (x) the Company or any of the Company Subsidiaries is granted the right to use under Contracts not required to be listed on Schedule 4.11(a), and/or (y) is incorporated in any machinery, equipment, vehicle or other tangible personal property owned or leased by the Company or any of the Company Subsidiaries. No Action is pending or, to knowledge of the Company, is threatened, that challenges the validity or enforceability of any Registered Intellectual Property.

(b)    The operation of the business of the Company and the Company Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property rights of any other Person in any material respect. Except as set forth on Schedule 4.21(b), (i) no Action is pending and neither the Company nor any of the Company Subsidiaries has received any written claim or notice during the past three (3) years, in each case, alleging the Company or any of the Company Subsidiaries has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any other Person (including any claim that the Company or any of the Company Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), and (ii) to the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating the Intellectual Property material to the business of the Company or any of the Company Subsidiaries.

(c)    Each element of Information Technology is owned by the Company or a Company Subsidiary or used under an agreement to which the Company or a Company Subsidiary is party and the Company or a Company Subsidiary has obtained all necessary rights from third parties to enable it to make use of the Information Technology for the purposes of the business of the Company and the Company Subsidiaries. In particular, all software comprised in the Information Technology is licensed to the Company or a Company Subsidiary for the benefit of the Company or a Company Subsidiary and all license fees have been paid in full when due and where any such software is subject to a specified number of users and/or sites, the specified number of users and sites has not been exceeded.

(d)    Except as set forth on Schedule 4.21(d), no software licensor to any of the Company and the Company Subsidiaries has carried out a usage audit in the 24 months prior to the date of this Agreement and, no written request for such usage audit has been received by the Company and the Company Subsidiaries during such 24-month period.

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(e)    The Company and the Company Subsidiaries have taken commercially reasonable measures to maintain and protect the operation and security of its IT Systems. Since January 1, 2014, there has been no failure of any portion of any IT System that has resulted in a material disruption or material interruption to the operation of the business of the Company or the Company Subsidiaries.

(f)    The Company and the Company Subsidiaries use commercially reasonable efforts to maintain and protect the Intellectual Property owned by the Company and the Company Subsidiaries that is material to their businesses, and to the knowledge of the Company, there has been no unauthorized use or disclosure of any such Intellectual Property that derives independent economic value from not being generally known to the public.

Section 4.22    Permits. Except as set forth on Schedule 4.22, each of the Company and each Company Subsidiary has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as set forth on Schedule 4.22, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of the Company Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or termination of any Material Permit and (iv) each of the Company and the Company Subsidiaries is in compliance in all material respects with all Material Permits applicable to the Company or such Subsidiary.

Section 4.23    Customers and Vendors. Schedule 4.23 sets forth a complete and accurate list of the ten (10) largest accounts with customers (based on approximate total revenues attributable to such account) and ten (10) largest vendors (based on the total amount purchased from such vendor) in each case of the Company and the Company Subsidiaries for the twelve (12) months ended December 31, 2016 and the amount of sales for each such customer and purchases for each such vendor during that period. Except as set forth on Schedule 4.23, as of the date hereof, the Company has not received a written notice from, or provided a written notice to, any of such customers or vendors stating the intention of such Person or the Company, as applicable, to (a) cease doing business with the Company and the Company Subsidiaries or (b) change, in a manner materially adverse to the Company, the relationship of such Person with the Company and the Company Subsidiaries.

Section 4.24    Title to Assets; Condition and Sufficiency of Assets

(a)    Except for properties and assets sold since the date of the balance sheet included in the most recent Financial Statements in the ordinary course of business or as set forth on Schedule 4.24(a), the Company or one of the Company Subsidiaries, as applicable, have good title to all of the material properties and material assets owned by the Company and the Company Subsidiaries as reflected on the balance sheet included in the most recent Financial Statements free and clear of any Liens other than Permitted Liens.

(b)    On the date hereof, except as set forth on Schedule 4.24(b) or as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the buildings, plants, structures, fixtures, machinery and equipment currently used in the operations of the Company

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and the Company Subsidiaries are structurally sound and in good operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being put, and (ii) none of such buildings, plants, structures, fixtures, machinery or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and other repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and the Company Subsidiaries, together with all other properties and assets of the Company and the Company Subsidiaries or which the Company or any of the Company Subsidiaries has the right pursuant to Contract to use constitute in all material respects all of the rights, property and assets necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted.

Section 4.25    Inventory. All inventory of the Company and the Company Subsidiaries set forth on the most recent balance sheet included in the Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and the Company Subsidiaries free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and the Company Subsidiaries.

Section 4.26    Accounts Receivable. The accounts receivable reflected on the balance sheet included in the most recent Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company and the Company Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company and the Company Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the balance sheet included in the most recent Financial Statements or, with respect to accounts receivable arising after the date of the balance sheet included in the most recent Financial Statements, on the accounting records of the Company and the Company Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.27    Books and Records. The stock records of the Company and the Company Subsidiaries, all of which have been made available to Acquiror, are complete and correct in all material respects. The minute books of the Company and the Company Subsidiaries since January 1, 2015, all of which have been made available to Acquiror, contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors or board of managers and any committees of the board of directors or managers of the Company, and the Company Subsidiaries, in each case, since January 1, 2015, and no meeting, or action taken by written consent, of any such stockholders, partners, board of directors, board of managers, or committee has been held since January 1, 2015 for which minutes have not been prepared and are not contained in such minute books. At the Closing, all

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of those books and records will be in the possession of the Company and the Company Subsidiaries.

Section 4.28    Prohibited Payments. Since January 1, 2012, the Company and the Company Subsidiaries have at all times been in compliance in all material respects with the Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption and anti-bribery laws or regulations (the “Anti-Corruption Laws”).

Section 4.29    No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, (A) NEITHER THE COMPANY AND THE COMPANY SUBSIDIARIES NOR ANY OTHER PERSON ACTING ON BEHALF OF THE COMPANY AND THE COMPANY SUBSIDIARIES MAKES ANY REPRESENTATION OR WARRANTY TO THE ACQUIROR, EXPRESS OR IMPLIED, AND (B) THE COMPANY AND THE COMPANY SUBSIDIARIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY, AND THE COMPANY SUBSIDIARIES OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:
Section 5.1    Organization. Each of Parent Guarantor and Acquiror has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of its incorporation and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Parent Guarantor and Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Parent Guarantor or Acquiror to enter into this Agreement and consummate the transactions contemplated hereby.

Section 5.2    Due Authorization. Each of Parent Guarantor and Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Parent Guarantor and Acquiror, and no other corporate proceeding on the part of Parent Guarantor or Acquiror is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent Guarantor and Acquiror and this Agreement constitutes a legal, valid and binding obligation of each of Parent Guarantor and Acquiror, enforceable against Parent Guarantor and Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent

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conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3    No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Parent Guarantor and Acquiror and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of any applicable Law, the articles of incorporation, bylaws or other Organizational Documents of Parent Guarantor, Acquiror or any Subsidiary of Acquiror, or any agreement, indenture or other instrument to which Parent Guarantor, Acquiror or any Subsidiary of Acquiror is a party or by which Parent Guarantor, Acquiror or any Subsidiary of Acquiror may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Parent Guarantor, Acquiror or any Subsidiary of Acquiror or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Parent Guarantor or Acquiror to enter into and perform its obligations under this Agreement.

Section 5.4    Litigation and Proceedings. There are no Actions, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Parent Guarantor or Acquiror which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Parent Guarantor or Acquiror to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Parent Guarantor or Acquiror which could reasonably be expected to have a material adverse effect on the ability of Parent Guarantor or Acquiror to enter into and perform its obligations under this Agreement.

Section 5.5    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in Article IV, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Parent Guarantor or Acquiror with respect to Parent Guarantor’s or Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and (b) as otherwise disclosed on Schedule 5.5.

Section 5.6    Financial Ability. Acquiror has, and will have available at Closing, cash or other sources of immediately available funds sufficient to complete the transactions contemplated by this Agreement and to pay all fees and expenses required to be paid by or on behalf of Acquiror in connection with the transactions contemplated by this Agreement. Acquiror understands and acknowledges that the obligations of Acquiror to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Acquiror’s consummation of any financing arrangement, Acquiror’s obtaining of any financing or the availability, grant, provision or extension of any financing to Acquiror.

Section 5.7    Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the

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transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.8    Solvency. Acquiror is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in Article IV are true and correct in all material respects on the date of this Agreement and at the Closing, each of Acquiror and the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

ARTICLE VI
COVENANTS OF THE COMPANY, THE SELLER OR THE HOLDERS

Section 6.1    Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiaries to, except as contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or any of the Transaction Documents, as set forth on Schedule 6.1 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause the Company Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a)    (i) change or amend the articles of incorporation, bylaws or other Organizational Documents of the Company or any of the Company Subsidiaries, except as otherwise required by Law, (ii) split, combine or reclassify any of the Equity Interests of the Company or any of the Company Subsidiaries, or (iii) issue, sale or dispose of any Equity Interests, or grant options, warrants or other rights to purchase or obtain any Equity Interests (whether upon conversion, exchange or exercise) of the Company or any of the Company Subsidiaries;

(b)    make or declare any non-cash dividend or non-cash distribution to the stockholders of the Company in their capacities as stockholders;

(c)    materially modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.11(a) or Real Property Lease, except in the ordinary course of business;

(d)    sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business;

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(e)    except (i) as otherwise required by Law, (ii) pursuant to existing Company Benefit Plans, policies or Contracts of the Company or any of the Company Subsidiaries in effect on the date of this Agreement or in connection with any Change in Control Payments or (iii) in the ordinary course of business or as required by Law, grant any severance or material termination pay that will become due and payable after the Closing Date;

(f)    make any change in the key management structure of the Company or any of the Company Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than for cause or in the ordinary course of business;

(g)    except (i) as otherwise required by Law or (ii) in the ordinary course of business, adopt, enter into or amend any Company Benefit Plan;

(h)    acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(i)    enter into any new commitments to make any capital expenditures in excess of $100,000 individually;

(j)    make any loans or material advances to any Person, except for advances to employees or officers of the Company or any of the Company Subsidiaries in the ordinary course of business;

(k)    except as required by Law, make or change any material Tax election or adopt or change any material Tax accounting method;

(l)    assign, transfer, license or abandon any material Intellectual Property owned by the Company or any of the Company Subsidiaries, except in the ordinary course of business;

(m)    enter into any agreement that restricts the ability of the Company or any of the Company Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or any of the Company Subsidiaries to enter a new line of business;

(n)    enter into, renew or amend in any respect any Affiliate Agreement (other than renewals in the ordinary course of the Company’s and the Company Subsidiaries’ director and officer liability insurance policy);

(o)    waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than in the ordinary course of business or that otherwise do not exceed $100,000 individually (net of insurance recoveries);

(p)    incur or guarantee any indebtedness for borrowed money other than in connection with borrowings and extensions of credit under the Company’s Credit Documents;

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(q)    subject any of the properties or assets of the Company and the Company Subsidiaries, to any Lien, except for Permitted Liens;

(r)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(s)    make any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(t)    write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business or (ii) as may be required by GAAP; or

(u)    enter into any agreement to do any action prohibited under this Section 6.1.

Notwithstanding anything in this Agreement to the contrary, prior to Closing, Acquiror shall not interfere with or control, or attempt to interfere with or control, the Company’s or any of the Company Subsidiaries’ conduct of business in the ordinary course and in no event shall the Company or any Company Subsidiary be deemed in breach of this Section 6.1 arising from any making or failure to make any capital expenditure.
Section 6.2    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company Subsidiaries by third-parties that may be in the Company’s or any of the Company Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause the Company Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access prior to the Closing Date, during normal business hours, in such manner as to not interfere with the normal operation of the Company and any of the Company Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and the Company Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and the Company Subsidiaries as such representatives may reasonably request; provided, however, that Acquiror shall not be permitted to perform any environmental sampling at any Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All information obtained by Acquiror and its representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.3    HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly (but in no event later than ten (10) Business Days after the date hereof) with the notification and reporting requirements of the HSR Act. The Company shall (i) use commercially reasonable efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act.

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Section 6.4    Termination of Certain Agreements. On and as of the Closing, the Company shall cause the Contracts listed on Schedule 6.4 to be terminated without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 6.5    Company Real Property Certificate. At or prior to the Closing Date, the Seller shall deliver to Acquiror a statement from the Seller, in the form set forth in Treas. Reg. Section 1.1445-2(b), that the Seller is not a foreign person.

Section 6.6    Contribution and Distribution. Prior to the Closing, the Company shall form two new Delaware limited liability companies (referred to herein as “Sanfilippo CL Assets LLC” and “PrimaPak LLC”) as wholly-owned subsidiaries of the Company. Prior to the Closing, the Company shall (a) amend and restate the operating agreement for PrimaPak LLC in substantially the form of Annex B (the “A&R Operating Agreement”), (b) cause PrimaPak LLC to execute and deliver, that certain IP License Agreement in substantially the form of Annex C (the “IP License Agreement”), (c) contribute to PrimaPak LLC the Excluded IP Assets, (d) contribute to Sanfilippo CL Assets LLC (i) 50% of the membership interests of PrimaPak LLC and (ii) the Excluded Other Assets, and (e) make one or more distributions to the Seller which together total all of the membership interests in Sanfilippo CL Assets LLC (each, a “Distribution”). The contributions referred to in clauses (c) and (d) of the foregoing sentence (collectively, the “Contributions”) shall be sufficient to transfer all of the Company’s right, title and interest in and to the assets being contributed to PrimaPak LLC and Sanfilippo CL Assets LLC, respectively and, together with the conveyance of the Sanfilippo CL Assets LLC membership interests to the Seller pursuant to the Distribution(s), shall be accomplished pursuant to agreements and instruments of transfer sufficient to accomplish such transfers (the “Conveyance Documents”). As promptly as practicable after the date hereof, the Company shall provide drafts of the Conveyance Documents to Acquiror and shall consider in good faith any reasonable comments that are made in timely fashion. Immediately prior to the Closing, Acquiror shall, or shall cause the Parent Guarantor to, execute and deliver to the Seller a counterpart to the A&R Operating Agreement and the IP License Agreement.

Section 6.7    Assistance with Blown Film Exclusion Line. All Holders who are employees of the Company on the date hereof will, upon the request of the Company or Acquiror, assist and supervise the specification and installation of a new blown film extrusion line after Closing for as long as such Holder remains employed by the Company or the Acquiror.

ARTICLE VII
COVENANTS OF AQUIROR

Section 7.1    HSR Act and Regulatory Approvals

(a)    In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly (but in no event later than ten (10) Business Days after the date hereof) with the notification and reporting requirements of the HSR Act. Acquiror shall use commercially reasonable efforts to substantially comply with any Information or Document Requests.

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(b)    Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)    Notwithstanding anything to the contrary in this Agreement or in any Transaction Document, Acquiror agrees to take all actions necessary, to permit and cause the Closing to occur prior to the Termination Date, notwithstanding any requirement, request or condition sought or imposed by FTC, the DOJ or any other Governmental Authority acting under the HSR Act, in each case, relating in any way to this Agreement or the consummation of the Transaction or the other transactions contemplated hereby and thereby (“Government Conditions”), where the failure to satisfy any Government Condition would delay, prevent or make illegal such timely consummation of this Agreement, the Transaction or the other transactions contemplated hereby or thereby, including (i) complying with any request, directions, determinations, requirements or conditions of the FTC, DOJ or other Governmental Authority, (ii) complying with requests or undertakings to divest or hold separate any of its existing assets or businesses of Acquiror or its Affiliates or their respective Subsidiaries, (iii) complying with other limitations or other requirements of the FTC, DOJ or other Governmental Authority with respect of the operation of any of Acquiror’s existing assets or businesses, or of Acquiror’s Affiliates or of their respective Subsidiaries following the Closing, and (iv) taking all other actions necessary or reasonable, including instigating or defending any proceeding or litigation, making reasonable offers of compromise, and promptly removing or causing to be removed any direction, determination, requirement, injunction, order, condition or limitation, that prevents or would prevent, or that makes illegal, the timely consummation of the Transaction and the other transactions contemplated hereby and thereby. For the avoidance of doubt, it is the intention of the foregoing provisions that the Company be assured that this Agreement, the Transaction Documents the Transaction and the transactions contemplated hereby and thereby may be consummated, notwithstanding any investigation, challenge or requirement of a remedy by the FTC, the DOJ or any other Governmental Authority or other entity with respect to antitrust, competition or foreign investment matters; provided that, notwithstanding the foregoing, Acquiror shall not be required to undertake any action that would constitute a violation of the Laws of any relevant jurisdiction. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror or of Acquiror’s Affiliates or of their respective Subsidiaries to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and the Company Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.

(d)    To the extent allowable under applicable Law, Acquiror shall promptly furnish to the Company and the Seller copies of any notices or written communications received by Acquiror or any of its Affiliates from any third-party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and to the extent allowable under applicable Law, Acquiror shall permit counsel to the Company an opportunity to review in

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advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide the Company, the Seller and their counsel respective counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)    Acquiror shall be solely responsible for and pay all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

Section 7.2    Indemnification and Insurance

(a)    For a period of six (6) years following the Closing Date, in the event of any threatened or actual Action, whether civil, criminal or administrative, including any such Action by or in the right of the Company or the Company Subsidiaries, in which any of the present or former officers or directors of the Company and the Company Subsidiaries (collectively, the “Company Indemnified Persons”) is, or is threatened to be, made a party by reason of the fact that he or she is or was, prior to the Closing Date, a director, officer, employee or agent of the Company, any Company Subsidiary or of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company, whether such claim arises before or after the Closing Date, the Acquiror shall cause the Company and/or the Company Subsidiaries to indemnify and hold harmless, at least to the same extent and on terms and conditions no less favorable than those provided for in the Organizational Documents of the Company and the Company Subsidiaries in effect immediately prior to the Closing (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law), each such Company Indemnified Person against any Damages (including reasonable attorneys’ fees) in connection with any such Action. The Acquiror shall cause the Company and the Company Subsidiaries to keep in effect, in its Organizational Documents, a provision that provides for indemnification of the Company Indemnified Persons to the extent required under this Section 7.2(a). Without limiting the foregoing, Acquiror agrees that any indemnification and advancement of expenses available to any current or former director of the Company or its Subsidiaries by virtue of such current or former director’s service as a partner or employee of any investment fund that is an Affiliate of the Company prior to the Closing (any such current or former director, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by Acquiror, the Company and its Subsidiaries pursuant to this Section 7.2 and that Acquiror, the Company and its Subsidiaries (A) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 7.2, (B) shall be fully responsible for the advancement of all expenses and the payment of all Damages with respect to Sponsor Directors which are addressed by this Section 7.2 and (C) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this

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Section 7.2. Acquiror shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 7.2.

(b)    At the Closing, the Company and the Company Subsidiaries shall purchase, with the premium and associated fees paid included as an Outstanding Company Expense, a “tail” policy providing directors’ and officers’ liability insurance coverage, for a period of six (6) years from the Closing Date, for the benefit of those Persons who are covered by the Company’s and the Company Subsidiaries’ directors’ and officers’ liability insurance policies as of the Closing Date with respect to matters occurring at or prior to the Closing. Acquiror shall not take, and shall cause the Company and the Company Subsidiaries not to take, any action to amend or terminate such policy and shall cause the Company and the Company Subsidiaries to maintain in effect such policy for the term thereof; provided, however, that, if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued by the Company or the Company Subsidiaries, as applicable, in respect of such claim until the final disposition thereof.

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Transaction indefinitely and shall be binding, jointly and severally, on all successors and assigns of Acquiror. In the event that Acquiror or any of its respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.2.

Section 7.3    Post-Closing Access; Preservation of Records. From and after the Closing and to the extent consistent with all applicable Laws, Acquiror will make or cause to be made available to the Seller all books, records and documents of the Company and each of the Company Subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to stockholders and Governmental Authorities or (iii) such other purposes for which access to such documents is believed by the Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise; provided, however, that access to such books, records, documents and employees will not materially interfere with the normal operations of the Company and the Company Subsidiaries and the reasonable out-of-pocket expenses of the Company and the Company Subsidiaries incurred in connection therewith will be paid by the Seller. Acquiror will cause the Company and each of the Company Subsidiaries to maintain and preserve all such books, records and other documents for any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Seller at the end of any such period.

Section 7.4    Remaining Customer Receivable Amount. If at any time on or after 11:59 p.m. Illinois time on the day immediately preceding the Closing Date, Acquiror or the Company receives the Remaining Customer Receivable Amount (or any portion thereof), it shall promptly and in any event within 15 days after receipt of such amount, remit such amount to Seller.

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Acquiror shall not be required to take any actions to collect such Amount, other than actions reasonably requested by Seller with respect to which Seller has agreed to bear any out of pocket expenses. Any amount so paid shall be deemed an adjustment to the Purchase Price.

ARTICLE VIII
JOINT COVENANTS

Section 8.1    Support of Transaction. Without limiting any covenant contained in Article VI or Section 6.7, including the obligations of the Company, Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.3 and Section 7.1, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, the Company, Acquiror shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third-parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Company or any of the Company Subsidiaries or their Affiliates be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of the Company Subsidiaries is a party in connection with the consummation of the transactions contemplated hereby.

Section 8.2    Escrow Agreement. Each of the Company, the Seller, and Acquiror shall execute and deliver to one another the Escrow Agreement at the Closing.

Section 8.3    Tax Matters

(a)    Subject to Section 8.3(b), any Tax Return that is required by Law to be filed by the Company or any Company Subsidiary following the Closing Date, the Acquiror shall prepare and timely file, or cause to be prepared and timely filed, such Tax Return (taking into account any applicable extensions to file such Tax Return). To the extent such Tax Return relates to a Pre-Closing Tax Period (including a Straddle Tax Period), Acquiror agrees that (i) such Tax Return shall be prepared and timely filed in a manner consistent with the most recent past practice of the Company and Company Subsidiaries and the other agreements relating to Tax matters set forth in this Section 8.3 (except as otherwise required by Law); and (ii) such Tax Return shall be delivered to the Seller for review at least twenty (20) days prior to the intended filing date.

(b)    Notwithstanding Section 8.3(a), the Seller shall prepare, or cause to be prepared, the IRS Form 1120S (and any comparable state and local forms and related information returns such as the IRS Form K-1 for each shareholder of the Company) for any

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period ending on or prior to the Closing Date (the “Pre-Closing S Corporation Returns”). To the extent a Pre-Closing S Corporation Return needs to be filed by the Company, Seller agrees that (i) such Tax Return shall be prepared and timely filed in a manner consistent with the most recent past practice of the Company and Company Subsidiaries and the other agreements relating to Tax matters set forth in this Section 8.3 (except as otherwise required by Law); and (ii) at least twenty (20) days prior to the due date of any Pre-Closing S Corporation Return (after taking into account applicable extensions), the Seller shall deliver such Tax Return to the Acquiror for the Acquiror’s review. The Acquiror shall timely file, or cause to be timely filed, any Pre-Closing S Corporation Return in the form prepared by the Seller (subject to making changes prior to filing in accordance with Section 8.3(c)). Seller shall be solely responsible for filing the IRS Form 1120S (and comparable state and local firms and related information returns such as the IRS Form K-1 for each shareholder of the Company) of the Seller, including to the extent it reflects the operations of the Company prior to the Closing Date.

(c)    Acquiror shall consider in good faith, and the Seller shall consider in good faith, any timely comments made by the other party to any Tax Return prepared under Section 8.3(a) and Section 8.3(b) or an amendment to a Pre-Closing Tax Return under Section 8.3(g). The Seller and Acquiror shall work in good faith to resolve any disagreements relating to any Tax Return of the Company or any Company Subsidiary for a period Pre-Closing Tax Period (including a Straddle Tax Period) that is to be filed following the Closing Date. In the event that the parties cannot resolve their disagreement, the matter shall be submitted to the Independent Accountant to resolve in accordance with the principles provided for in Section 3.3, provided that if such disagreement is not resolved by the Independent Accountant or otherwise prior to the due date of such Tax Return (after taking into account applicable extensions), the Acquiror shall timely file (or cause to be timely filed) the Tax Return as prepared under Section 8.3(a) or Section 8.3(b) (subject to whatever changes as agreed by the Seller and Acquiror prior to filing) and once the disagreement is resolved, the Acquiror shall file, or cause to be filed, an amendment to such Tax Return as necessary to reflect the final determination by the Independent Accountant or otherwise. To the extent that any such amendment shows a refund of a Tax that was paid out of the Indemnification Escrow Funds, the Acquiror shall promptly return such amount to the Escrow Agent to be held under the Escrow Agreement (or, if the Escrow Agreement has been terminated, to the Seller for distribution to the Escrow Agent) and to the extent that any such amendment shows a Tax for which the Acquiror Indemnified Party is to be indemnified under Section 11.2(a), such amount shall be remitted to the Acquiror in accordance with Article XI and other applicable agreements.

(d)    The Seller and Acquiror agree (A) for all Tax purposes that (i) the F Reorganization shall be treated as an “reorganization” under Section 368(a)(1)(F) and the Seller shall succeed to the Company’s election as an S corporation; (ii) the acquisition of the Shares of the Company shall be treated as an acquisition by the Acquiror, and a sale by the Seller, of all of the Company’s assets for the applicable purchase price; and (iii) any income Tax deductions associated with the Outstanding Company Expenses or the repayment of the Funded Debt that accrue or are paid on or prior to the Closing Date shall be claimed on the income Tax Returns of the Seller including the Closing Date; and (B) to prepare and file all Tax Returns consistently with the agreements set forth in clause (A) (except as otherwise required by Law).

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(e)    Each party hereto agrees to, and agrees to cause their Affiliates to, cooperate fully, as reasonably requested by the other parties, in connection with the preparation of any Tax Return of the Seller, Company or any Company Subsidiary for a period ending on or before the Closing Date or any Straddle Tax Period and the conduct of any Tax Contest Claim. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to the Tax matters and making employees available on a mutually convenient basis to provide the additional information.

(f)    Acquiror shall promptly notify the Seller in writing upon receipt by any Acquiror Indemnified Party or any of their Affiliates of any written notice from any Governmental Authority of an Action with respect to Taxes or Tax Returns of the Company or any Company Subsidiary that could give rise to a claim for indemnification under Section 11.2(a) or that relates to a Pre-Closing S Corporation Return (collectively, a “Tax Contest Claim”). Such notice shall include a copy of any correspondence and any other written material receiving from the applicable Governmental Authority. Acquiror and the Seller shall in accordance with Section 8.3(e) cooperate with each other in the conduct of a Tax Contest Claim and, as necessary or requested, provide (or cause the applicable Acquiror Indemnified Party to provide) any power of attorneys with respect to such Tax Contest Claim. Notwithstanding any other provision of this Agreement, the Seller shall have the right to control any Tax Contest Claim with respect to a Pre-Closing Tax Period of the Company or Company Subsidiary which could result in a Tax that is subject to indemnification under Section 11.2(a) or that relates to any Pre-Closing S Corporation Return (any such claim, a “Seller’s Tax Contest Claim”); provided that if the resolution or settlement of such Seller’s Tax Contest Claim could have an adverse effect on any Acquiror Indemnified Party in a Post-Closing Tax Period, (i) the Seller shall keep the Acquiror informed regarding the progress and substantive aspects of such Seller’s Tax Contest Claim; (ii) Acquiror shall be entitled at its expense to participate in such Seller’s Tax Contest Claim; and (iii) the Seller shall not compromise or settle any such Seller’s Tax Contest Claim without obtaining the Acquiror’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding any other provision of this Agreement, the Acquiror shall control the conduct of any Tax Contest Claim that the Seller does not have the right to control, or has not yet elected to control; provided that (x) Acquiror shall keep the Seller informed regarding the progress and substantive aspects of such Tax Contest Claim; (y) the Seller shall be entitled at its expense to participate in such Tax Contest Claim; and (z) the Acquiror shall not, and shall not allow the Acquiror Indemnified Party, to settle any such Tax Contest Claim without obtaining the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). Seller shall be solely responsible for contesting an Action with respect to Taxes or Tax Returns of the Seller, including those that relate to operations of the Company.

(g)    After the Closing Date, except as required by Law or with the prior written consent of the Seller (which shall not be unreasonably withheld or delayed), Acquiror shall not, and shall not cause or allow any other Acquiror Indemnified Person, to take any of the following actions with respect to a Tax Return of the Company or any Company Subsidiary that relates to a period ending on or prior to the Closing Date or a Straddle Period: (i) file an amended Tax Return; (ii) make or change any Tax election; (iii) adopt or change any Tax accounting method; (iv) change any Tax accounting period; (v) agree to extend any statute of limitations with respect to Taxes of the Company or any Company Subsidiary or that relates to a Pre-Closing S

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Corporation Return; (vi) initiate any voluntary disclosure with respect to any Tax matter; or (vii) take any similar action relating to Taxes or Tax Returns of the Company or any Company Subsidiary. Except as contemplated by Section 8.3(m), Acquiror shall not, and shall not allow any Acquiror Indemnified Person to make any election under Code Sections 336 or 338 (or similar provisions of state or local or non-U.S. laws) with respect to the transactions contemplated by this Agreement. After the Closing Date, if the Seller requests that an amendment to a Pre-Closing Tax Return be filed, Seller shall deliver to the Acquiror such amendment at least (20) days prior to the intended filing date for Acquiror’s review and filing pursuant to Section 8.3(c).

(h)    To the extent permitted under applicable Law, each party hereto agrees, and to cause each of its Affiliates, to elect for all relevant Tax purposes to end the fiscal year of the Company as of the Closing Date. The amount of any Income Tax or other Tax that is not a property or similar ad valorem Tax for any Straddle Tax Period that is apportioned to the Pre-Closing Tax Period of such Straddle Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of any property taxes or similar ad valorem Tax or franchise Tax for a Straddle Tax Period that is apportioned to the Pre-Closing Tax Period of such Straddle Tax Period shall equal the amount of the Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the period ending on or before the Closing Date and the denominator of which is the days in the entire period.

(i)    Within thirty (30) days after the final determination of the Adjustment Amount, the Acquiror shall provide to the Seller a schedule allocating the purchase price paid by the Acquiror for U.S. Federal income taxes for the assets of the Company (and, to the extent disregarded, each Company Subsidiary) among the assets of the Company (and, to the extent disregarded, each Company Subsidiary) (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in accordance with Schedule 8.3(i). If within thirty (30) days of receiving the Purchase Price Allocation Schedule, the Seller has not objected, the Purchase Price Allocation Schedule shall be final and binding. If the Seller objects within the thirty (30) days, the Seller and Acquiror shall work in good faith to resolve their differences; provided that if after the Seller and Acquiror are unable to resolve their differences within twenty (20) days of the dispute, the Independent Accountant shall be retained to resolve the dispute. The determination of the Independent Accountant shall be made in accordance with the requirements of the Code and Schedule 8.3(i) and, absent manifest error, shall be final and binding. The costs of the Independent Accountant shall be shared equally by the Seller and Acquiror. Unless otherwise required by a determination of a Governmental Authority that is final, the Acquiror shall for all Tax purposes, and cause the Company and all of its other Affiliates for all Tax purposes, to allocate the purchase price paid for the assets of the Company among the assets of the Company consistently with the Purchase Price Allocation Schedule as finalized and the Seller shall allocate its sales price for the Company’s assets consistently with the Purchase Price Allocation Schedule as finalized.

(j)    If the aggregate amount allocated to the property, plant, and/or equipment of the Company exceeds $30,000,000 (as determined under Section 8.3(i)) the Acquiror shall pay to the Seller an amount equal to ten percent (10%) of such excess (the “Additional Purchase

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Price”). If payable, the Additional Purchase Price shall be paid in cash within ten (10) days of the finalization of the Purchase Price Allocation Schedule.

(k)    All refunds of Taxes of the Company or any Company Subsidiary for a Pre-Closing Tax Period (whether in the form of cash received or a credit or offset against Taxes payable) to the extent not reflected in the Closing Net Working Capital (as finally determined) shall be for the benefit of the Seller. To the extent that the Acquiror or the Company or any Company Subsidiary receives a refund after the Closing Date that is for the benefit of the Seller, the Acquiror shall pay such amount to the Escrow Agent be added to Indemnification Escrow Fund or if the Escrow Agreement has terminated, to the Seller. The amount due shall be paid within ten (10) days of receiving the refund from the Governmental Authority (or, in the case of a credit or offset, ten (10) days after filing the Tax Return claiming such credit or offset).

(l)    Except as otherwise required by Law, the parties agree to treat for all Tax purposes all indemnification payments under Article XI or payments with respect to refunds under this Article VIII as adjustments to the Purchase Price and shall make appropriate adjustments to the final Purchase Price Allocation Schedule to reflect those adjustments.

(m)    If requested by the Acquiror, the Seller shall join with the Acquiror in timely making an election under Section 338(h)(10) of the Code (and any analogous provision of state or local law) with respect to the Acquiror’s acquisition of the Shares of the Company from the Seller pursuant to the terms of this Agreement (collectively, a “Section 338(h)(10) Election”). Acquiror and Seller agree that the making of the Section 338(h)(10) Election is purely protective to ensure that if for some unforeseeable reason it is determined by the Internal Revenue Service or other applicable taxing authority that the Company and the Seller are both classified as C corporations and such election shall have no effect unless such determination is made. If a Section 338(h)(10) Election is made, the Acquiror shall be solely responsible for preparing all relevant forms (including the IRS Form 8023) (collectively, the “Section 338 Forms”) in the manner it reasonably determines in accordance with this Section 8.3(m) and Seller shall be solely responsible for the timely filing of any Section 338 Form with the Internal Revenue Service or other taxing authority; provided, that (i) if requested or required, the Seller shall properly and timely complete the portion of any Section 338 Form with respect to information that solely relates to the Seller or the Company; (ii) unless otherwise requested by the Seller, each Section 338 Form shall include a disclaimer regarding the protective nature of the Section 338(h)(10) Election and that it is only being made if for some unforeseen reason the Internal Revenue Service or other taxing authority determines that the Seller and Company are both C corporations as of the Closing; and (iii) if requested or required, the Seller shall properly execute any Section 338 Form and timely return such form to the Seller. The Acquiror and Seller agree that (except for any disclaimer language added) all Section 338 Forms shall be prepared under the assumption that both the Seller and the Company are C corporations that are affiliated for U.S. federal income tax purposes. The parties agree that the Acquiror and Seller shall each file an IRS form 8594 with respect to the allocation of the purchase price among the assets of the Company (in accordance with the agreements set forth in Section 8.3(i)) and any allocation resulting from an effective Section 338(h)(10) Election shall be consistent with the Purchase Price Allocation Schedule and any IRS Form 8594 filed with respect to the transactions contemplated hereby. If a Section 338(h)(10) Election is made, the Acquiror shall promptly

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following filing of any Section 338 Form, or at the written request of Seller, provide to the Seller copies of the filed Section 338 Form.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1    Conditions to Obligations of Acquiror, the Company, the Seller and the Holders. The obligations of Acquiror, the Company, the Seller and the Holders to consummate, or cause to be consummated, the transactions contemplated by Article II are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)    All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(b)    There shall not be in force any Law or Governmental Order enjoining or prohibiting the consummation of the Transaction.

Section 9.2    Conditions to Obligations of Acquiror. The obligation of Acquiror to consummate, or cause to be consummated, the transactions contemplated by Article II are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)    Resignations. Acquiror shall have received the resignations, effective as of the Closing, of each director and officer of the Company and the Company Subsidiaries and a shareholder’s resolution of CL China duly executed by the authorized representative of the Company with respect to the change of the legal representative and the directors of CL China and the board resolutions of CL China with respect to the change of the officers of CL China other than those whom Acquiror shall have specified in writing to the Company at least ten (10) Business Days prior to the Closing.
(b)    Representations and Warranties.
(i)    Each of the representations and warranties of the Company contained in Article IV (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein), other than the representations and warranties set forth in Section 4.1(a) (Organization), Section 4.3 (Due Authorization), Section 4.6(a) (Capitalization), and Section 4.19(a) (No Material Adverse Effect), shall be true and correct as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
(ii)    The representations and warranties of the Company contained in Section 4.19(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

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(iii)    Each of the representations and warranties of the Company contained in Section 4.1(a) (Organization), Section 4.3 (Due Authorization), and Section 4.6(a) (Capitalization), shall be true and correct in all respects as of Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks as to an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for, in each case, any de minimis inaccuracies.

(c)    Covenants. Each of the covenants of the Company, the Seller and the Holders to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)    Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled.

(e)    Non-Competition Agreements. Each of the Holders and the Seller shall have executed and delivered to the Acquiror a Non-Competition and Non-Solicitation Agreement in substantially the form of Annex D attached hereto.

Section 9.3    Conditions to the Obligations of the Company, the Seller and the Holders.
The obligations of the Company, the Holders and the Seller to consummate, or cause to be consummated, the Transaction is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Seller:

(a)    Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement (without giving effect to any materiality qualification therein) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date), except for, in each case, any inaccuracy or omission that would not reasonably be expected to materially adversely affect the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(b)    Covenants. Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)    Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

Section 9.4    Satisfaction of Conditions. All conditions to the obligations of the Company, the Holders, the Seller and Acquiror to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.

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ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)    by mutual written consent of the Company and Acquiror;

(b)    prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(b) or Section 9.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before September 30, 2017 (the “Termination Date”), or (iii) the consummation of the Transaction is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided that the right to terminate this Agreement under subsections (ii) or (iii) shall not be available if Acquiror is in material default or breach of this Agreement or if Acquiror’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)    prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as each of Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transaction is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided that the right to terminate this Agreement under subsections (ii) or (iii) shall not be available if the Company is in material default or breach of this Agreement or if the Company’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

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(d)    by the Company by giving written notice to Acquiror at any time prior to the Closing if (i) all of the conditions set forth in Section 9.1 and Section 9.2 (other than those conditions that are to be satisfied by actions taken at the Closing or those conditions which have not been satisfied as a result of the breach of this Agreement by Acquiror) have been satisfied, (ii) the Company has indicated in writing to Acquiror that all of the conditions set forth in Section 9.1 and Section 9.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Company (or confirmed in writing that any such conditions will be waived at Closing), as the case may be, (iii) the Company is prepared to consummate the Closing and (iv) Acquiror fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.2(a).

Section 10.2    Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than (a) the provisions of Article I, this Section 10.2 and Article XI and Article XII (collectively, the “Surviving Provisions”), the Confidentiality Agreement and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement, and (b) liability of any Party for any breach of this Agreement by such Party occurring prior to termination of an obligation or covenant contained in this Agreement (including, in the case of a breach by Acquiror, damages based on the consideration payable to the Seller pursuant to this Agreement, which shall be deemed in such event to be damages of the Company).

ARTICLE XI
INDEMNIFICATION

Section 11.1    Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for fifteen (15) months from the Closing Date (such date, the “Survival Expiration Date”); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing Date shall survive until such covenant is performed. No Indemnification Claim may be asserted pursuant to this Agreement unless (i) on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XI, specifying, in reasonable detail, the basis of the claim and (ii) such claim is made in respect of Damages specified, in reasonable detail, and incurred prior to the Survival Expiration Date or, to the extent arising out of an Indemnification Claim asserted in writing prior to the Survival Expiration Date, such Indemnification Claim is made in respect of a reasonably estimated amount of Damages reasonably expected to arise in connection with such claim. No Indemnification Claim arising from a claim (or an expected claim) by a third-party may be asserted pursuant to this Agreement unless such third-party has actually commenced an action and, if the third-party claim is with respect to Taxes, the Indemnified Party has received a written notice of assessment or written notice of deficiency, in each case, with respect to the specific matters of such Indemnification Claim.

Section 11.2    Indemnification.

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(a)Subject to Section 11.4, from and after the Closing Date, Acquiror and its Subsidiaries (collectively, the “Acquiror Indemnified Parties”) shall be entitled to indemnification solely from the Indemnification Escrow Funds for any and all Damages to the extent arising from (i) any breach of any representation or warranty the Company has made in Article IV, (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by the Company, the Holders or the Seller prior to or at the Closing or by the Seller after the Closing, (iii) any Pre-Closing Taxes (except to the extent amounts with respect to such Taxes were taken into account in the calculation of the Closing Date Net Working Capital), or (iv) the Specified Reimbursement Obligations.
(b)Subject to Section 11.4, from and after the Closing Date, Acquiror shall indemnify, defend and hold the Seller and the Holders harmless for any and all Damages to the extent arising from (i) any breach of any representation or warranty Acquiror has made in Article V, (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by Acquiror prior to or at the Closing or by Acquiror or the Company after the Closing or (iii) any Transfer Taxes.

(c)The amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.

Section 11.3    Indemnification Claim Procedures.

(a)    Upon receipt of any notice of an Action that may give rise to an Indemnification Claim by a Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), such Indemnified Party shall promptly (i) notify or cause to be notified the Indemnitor and (ii) deliver or cause to be delivered to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Action and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 11.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give or cause to be given such notice or (2) the Indemnified Party fails to notify or cause to be notified the Indemnitor of such Indemnification Claim in accordance with this Section 11.3(a) prior to the Survival Expiration Date.

(b)    An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the

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making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor shall not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) and (B) the Indemnitor may thereafter assume at any time the defense of such Action. To the extent the defense of any Action subject to any Indemnification Claim is assumed by the Seller as the Indemnitor, at the election of the Indemnitor, the costs and expenses of such defense of, and any payment in respect of, any Action, including any settlement thereof, shall be paid from the Indemnification Escrow Funds and Acquiror and the Seller shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse such portion of the Indemnification Escrow Funds as is reasonably requested in writing by the Seller to pay such costs and expenses or other amounts; provided, however, that no amounts will be payable from the Indemnification Escrow Funds, unless the Indemnified Party is actually entitled to indemnification hereunder.
(c)    At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

Section 11.4    Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI will be limited as follows:
(a)    Indemnification Cap. The aggregate amount of Damages for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to this Article XI will, subject to the immediately following sentence, not exceed $1,750,000. The aggregate amount of Damages for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to Section 11.2(a)(iv) will not exceed the lesser of (A) the Indemnification Escrow Funds and (B) an amount equal in the aggregate to $300,000. The Indemnification Escrow Amount then remaining in escrow shall serve as the sole and exclusive source of payment of any Indemnification Claim pursuant to Section 11.2(a)(i) or Section 11.2(a)(iv).

(b)    Claims Basket. The Acquiror Indemnified Parties shall only be entitled to indemnification pursuant to Section 11.2(a)(i) (other than for claims for breaches of Fundamental Representations) to the extent the aggregate amount of all Damages incurred by the Acquiror Indemnified Parties for which the Acquiror Indemnified Parties are entitled to indemnification pursuant to Section 11.2(a)(i) (other than for claims for breaches of Fundamental

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Representations) exceeds $1,750,000 (the “Basket Amount”), and once the aggregate amount of such Damages exceeds the Basket Amount, the Acquiror Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount. The Basket Amount shall not apply to any indemnification claims under Section 11.2(a)(ii), Section 11.2(a)(iii) or Section 11.2(a)(iv), or for claims for breaches of Fundamental Representations under Section 11.2(a)(i).

(c)    Damages Net of Insurance Proceeds and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of insurance proceeds (but not including any possible recovery under the RWI Policy), indemnification payments and other third-party recoveries to which any Indemnified Party is entitled in respect of any Damages incurred by such Indemnified Party. In the event any Indemnified Party or any of its Affiliates may be entitled to any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Damages (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XI, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are obtained, received or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.

(d)    Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e)    Calculation of Damages. Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach or an inaccuracy of any representation or warranty, and for purposes of determining the amount of Damages resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, or “in all material respects” or any similar term or phrase will be disregarded, it being the understanding of the Parties that for the purposes of determining liability under this Article XI, the representations and warranties of the Parties contained in this Agreement will be read as if such terms and phrases were not included in them; provided, however, that the foregoing shall not apply to (i) the term “Material Permit” or when used as an adjective in any definition set forth in Section 1.1 and (ii) any representation or warranty set forth in (A) the last sentence of Section 4.7; (B) Sections 4.11(a)(viii), (xiii) and (xvi); (C) the first sentence of Section 4.12(a); (D) Section 4.18(f); (E) Section 4.19(a); (F) the first sentence of Section 4.21(a); (G) Section 4.21(f); (H) the first sentence of Section 4.22; and (I) the second sentence of Section 4.23.
(f)    Damages Reserved for on the Post-Closing Statement or Included in Purchase Price. No Acquiror Indemnified Party shall be entitled to indemnification for any

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Damages (i) in respect of any liability or obligation accrued or reserved for on the Post-Closing Statement or (ii) in respect of any liability included in the calculation of the Purchase Price.

(g)    No Duplicate Claims. In the event an Acquiror Indemnified Party or the Seller, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Acquiror Indemnified Party or the Seller, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.

(h)    Limitations on Tax Indemnification. No Acquiror Indemnified Party shall be indemnified for the following Taxes (or related Damages): (i) any Tax with respect to a Post-Closing Tax Period (other than such Taxes arising from a breach of a representation in Section 4.14(l)); (ii) any Tax attributable to a breach of the Acquiror or its Affiliates (including the Company and its Subsidiaries) of any provision of this Agreement; (iii) any Transfer Tax; or (iv) any Tax to the extent included in the computation of the Purchase Price.

Section 11.5    Mitigation of Damages. An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XI.

Section 11.6    Indemnification Sole and Exclusive Remedy. Each of the parties hereto acknowledges and agrees that from and after the Closing, except for intentional fraud, claims under this Article XI shall be the sole and exclusive remedy of the Acquiror Indemnified Parties with respect to the transactions contemplated by this Agreement and the Indemnification Escrow Funds shall be the sole source of recovery of the Acquiror Indemnified Parties. The parties recognize that any further recovery for breaches of representations and warranties under this Agreement by the Acquiror Indemnified Parties shall be under the RWI Policy (subject to the terms and conditions thereof). In furtherance of the foregoing, Acquiror and each of the Acquiror Indemnified Parties hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any indemnifying party relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XI. Without limiting the generality of the foregoing:

(a)    each of Acquiror hereby waives any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);

(b)    after the Closing Date, none of the Acquiror Indemnified Parties may seek the rescission of the transactions contemplated by this Agreement;

(c)    the provisions of and the limited remedies provided in this Article XI were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Purchase Price;

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(d)    the parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement;

(e)    the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Transaction or the other transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereto hereby agree that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement;

(f)    the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction; and

(g)    for the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 3.3 shall not be considered “remedies” for purposes of this Section 11.6 and shall not be limited by the terms of this Section 11.6.

Section 11.7    Release of Escrow. The Escrow Agreement shall specify that the Indemnification Escrow Funds (if any) shall be released to the Seller on the first Business Day following the Survival Expiration Date; provided, however, that, if any Indemnification Claim shall have been properly asserted by any Acquiror Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remains pending on the Survival Expiration Date (any such claim, a “Pending Claim”), (i) the Indemnification Escrow Funds released to the Seller shall be the amount of Indemnification Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Claim and (ii) any funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Seller promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 11.7 provides for the release of Indemnification Escrow Funds, each of Acquiror and the Seller shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Funds in accordance with this Section 11.7 and the Escrow Agreement.
ARTICLE XII
MISCELLANEOUS

Section 12.1    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or similar managing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and

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by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.2    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if delivery is confirmed), addressed as follows:
(a)    If to Parent Guarantor or Acquiror, to:
Sonoco Products Company
One North Second Street
Hartsville, South Carolina 29550
Attention: President and General Counsel
Facsimile: (843) 339-6352
Email: john.florence@sonoco.com

with copies to (which shall not constitute notice):

Haynsworth Sinkler Boyd, P.A.
1201 Main Street, Suite 2200
Columbia, South Carolina 29201
Attention: Randolph B. Epting
Facsimile: (803) 765-1243
Email: repting@hsblawfirm.com

If to the Company (prior to the Closing), to:

Clear Lam Packaging, Inc.
Attn: James J. Sanfilippo, President
1950 Pratt Boulevard
Elk Grove Village, Illinois 60007
Facsimile: (847) 439-8582
Email: jsanfilippo@Clearlam.com
with copies to (which shall not constitute notice):
Meyers & Flowers, LLC
3 N. Second St., Suite 300
St. Charles, Illinois 60174
Attention: Ted A. Meyers, Esq.
Facsimile: (630) 232-6333
Email: tam@meyers-flowers.com

Kirkland & Ellis LLP

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300 North LaSalle Street
Chicago, IL 60654
Attention: Richard J. Campbell, P.C.
Facsimile: (312) 862-2200
Email: rcampbell@kirkland.com

If to the Seller or the Holders, to:

Sanfilippo Capital, Inc.
1707 N. Randall Road
Suite #151
Elgin, IL 60123
Attention: James J. Sanfilippo
Facsimile: (866) 610-1294
Email: jamesjsanfilippo@gmail.com

with copies to (which shall not constitute notice):

Meyers & Flowers, LLC
3 N. Second St., Suite 300
St. Charles, Illinois 60174
Attention: Ted A. Meyers, Esq.
Facsimile: (630) 232-6333
Email: tam@meyers-flowers.com

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Richard J. Campbell, P.C.
Facsimile: (312) 862-2200
Email: rcampbell@kirkland.com

or to such other address or addresses as the parties may from time to time designate in writing.
Section 12.3    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.4    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) the past, present and future directors,

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officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.15, and (iii) M&F and K&E are intended third-party beneficiaries of, and may enforce, Section 12.16.

Section 12.5    Expenses. Except as otherwise provided herein (including Section 3.3(b), Section 3.4, and Section 3.5), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Independent Accountant, if any, shall be paid in accordance with Section 3.3.

Section 12.6    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.7    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 12.8    Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The disclosures in any Schedule shall provide information regarding, and qualify only, the corresponding numbered and lettered Sections of this Agreement, unless and to the extent that (a) cross references to other Sections or Schedules are set forth in the Schedules or (b) it is reasonably apparent from a facial reading of the disclosure that, notwithstanding the absence of any such cross references, such disclosure applies to or qualifies one or more of the other Sections or Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.9    Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), that certain Confidentiality Agreement, dated as of June 15, 2017 by and between Parent Guarantor and the Company (the “Confidentiality Agreement”), and the other Transaction Documents constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their

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respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

Section 12.10    Amendments. This Agreement may be amended or modified in whole or in part, only with the prior written consent of Acquiror, the Company and the Seller.

Section 12.11    Publicity. Except to the extent otherwise required by applicable Law or the rules of any applicable stock exchange, none of the parties will, and each Party will cause its Affiliates and its and their respective Representatives not to, issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, nothing in this Section 12.11 shall restrict (a) any Party from making all required filings with the appropriate Governmental Authority concerning the Transactions as Acquiror determines in its sole discretion; (b) any Holder that is a trust from communicating with any grantors or beneficiaries of such trust or (c) restrict any Party from providing information regarding the transaction contemplated hereby or the contents of this Agreement to any Governmental Authority in connection with required HSR Act or other filings or in response to information requests by a Governmental Authority concerning the transactions contemplated herein, in each case, to the extent otherwise permitted by this Agreement.

Section 12.12    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.13    Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.13. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY

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JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 12.14    Enforcement. Each Party agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each Party acknowledges and agrees that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Party acknowledges and agrees that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.14 shall not be required to provide any bond or other security in connection with any such injunction. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with this Section 12.14 and concurrently pursue the payment of any damages under Section 10.2, under no circumstances shall the Company be permitted or entitled to receive both (A) a grant of specific performance that results in a Closing (and the payment of any fees, costs and expenses (including legal fees) incurred by or on behalf of the Company or any of the Company Subsidiaries or Affiliates in connection with the Company’s pursuance of such grant of specific performance, which Acquiror shall pay or cause to be paid to the Company (such payment shall be deemed to have been made prior to 11:59 p.m. Illinois time on the day immediately preceding the Closing Date) if the Company is actually granted specific performance in accordance with this Section 12.14) and (B) damages under Section 10.2.

Section 12.15    Non-Recourse. Without limiting the rights of the Company under and to the extent provided under Section 12.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the Company under and to the extent provided under Section 12.14, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of

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any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.16    Acknowledgement and Waiver.

(a)    It is acknowledged by each of the parties hereto that each of the Company, the Holders and the Seller has retained Meyers & Flowers LLC (“M&F”) and Kirkland & Ellis LLP (“K&E”) to act as their counsel in connection with the transactions contemplated hereby and that neither M&F nor K&E has acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Acquiror and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of either of M&F’s or K&E’s representation of the Company, any of the Holders and the Seller related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among M&F, K&E, the Company, the Holders, the Seller and/or their respective Affiliates related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company and the Company Subsidiaries, on the one hand, and M&F or K&E related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to the Seller, (ii) the Company and the Company Subsidiaries hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Company and the Company Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 12.16 and acknowledge and agree that all such rights shall reside with the Seller.

(b)    Acquiror and its Affiliates (including, from and after the Closing, the Company and the Company Subsidiaries), agrees that, notwithstanding any current, prior or future representation of the Company by M&F or K&E, each of M&F and K&E shall be allowed to represent any of the Holders, the Seller or any of their respective Affiliates in any matters and disputes adverse to Acquiror or the Company that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Acquiror, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and the Company Subsidiaries), hereby waives any conflicts or claim of privilege that may arise in connection with such representation. Further, Acquiror, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and the Company Subsidiaries), agrees that, in the event that a dispute arises after Closing between Acquiror or the Company, on the one hand, and any of the Holders, the Seller or any of their respective Affiliates, on the other, each of M&F or K&E may represent such Holder, the Seller or any of their respective Affiliates in such dispute even though the interests of such Holder, the Seller or any of their respective Affiliate may be directly adverse to Acquiror or the Company and even though M&F or K&E may have represented the Company in a matter substantially related to such dispute.

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(c)    Acquiror, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and the Company Subsidiaries), acknowledges that any advice given to or communication with any Holders, the Seller or any of their respective Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by such Holder, the Seller and any Affiliate of each such party. Each of Acquiror and the Company hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than M&F and K&E.

Section 12.17    Parent Guarantee. Parent Guarantor hereby (i) agrees to take any and all actions necessary to cause Acquiror to perform all of their respective obligations under this Agreement in accordance with their respective terms (including with respect to the consummation of the Transaction, the payment of any and all amounts required pursuant to Article III and, if applicable, any amounts payable pursuant to Section 10.2) (collectively, the “Guaranteed Obligations”) and (ii) absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and complete performance by Acquiror of the Guaranteed Obligations, and Parent Guarantor shall be liable for any breach by Acquiror of any of the Guaranteed Obligations. This is a guarantee of payment (not of collection) and performance. The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Acquiror becomes subject to bankruptcy, reorganization or similar proceedings, and the failure of the Company to so file shall not affect Parent Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than in circumstances where Parent Guarantor is not liable to make such payment), Parent Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been rescinded or returned. Parent Guarantor hereby waives promptness, diligence, presentment, demand of performance, demand of payment, filing of any claim, any right to require any proceeding first against Acquiror, protest, notice of any kind and all demands whatsoever and all suretyship defenses generally in connection with the performance of its covenants, agreements and obligations set forth in this Section 12.17. Notwithstanding the foregoing, to the extent Acquiror is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in this Agreement or pursuant to any other agreement with the Seller, Parent Guarantor shall be similarly relieved of its corresponding obligations under this Section 12.17. Parent Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 12.17 are knowingly made in contemplation of such benefits.

[Signature pages follow]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.
ACQUIROR

SONOCO FLEXIBLE PACKAGING CO., INC.
By:
Name:
Title:

PARENT GUARANTOR

Solely for purposes of Section 12.17 and all related definitions:

SONOCO PRODUCTS COMPANY

By:
Name:
Title:

Signature Page to Stock Purchase Agreement

COMPANY
CLEAR LAM PACKAGING, INC.

By:
Name:
Title:

HOLDERS
JOHN E. SANFILIPPO

JAMES J. SANFILIPPO
SANFALIPPO FAMILY SD TRUST U/A/D MAY 10, 2017

By:     Sageworth Trust Company of South     Dakota, LLC
Its:     Trustee

By:
Name:
Title:

SELLER
SANFALIPPO CAPITAL, INC.
By:
Name:
Title:

Signature Page to Stock Purchase Agreement

ANNEX A
Form of Escrow Agreement
See attached.

ANNEX B
Amended and Restated Operating Agreement of PrimaPak LLC

ANNEX C
IP License Agreement

ANNEX D
Form of Non-Competition and Non-Solicitation Agreement